Form 10-K, Exhibit 13
period 1995-02-28
TRANZONIC COMPANIES
filed 1995-05-26
CIK 1761

                                                        Exhibit 13


The Registrant's 1995 Annual Report to Shareholders

                           THE TRANZONIC COMPANIES

                                  [PHOT0 1]

Photo of adult incontinence products, feminine hygience products, baby diapers, douche and enema, toilet seat covers, odor control products and washroom accessories.


                                  [PHOT0 2]

Photo of industrial wiping cloths, personal safety products, work apparel, specialty chemicals, environmental protection products and washroom supplies.

Stylized
 Logo                             [PHOT0 3]

Photo of ironing boards, pads and covers, laundry accessories, closet organizers, step stools and travel accessories.


                                  [PHOT0 4]

Photo of forming tubes, general-purpose tubes and sleeves.




                                                                               1

                                                                               9
                                                        ANNUAL REPORT
                                                                               9

                          [OUTSIDE FRONT COVER PAGE]

THE TRANZONIC COMPANIES


HEADQUARTERED IN CLEVELAND, OHIO,
THE TRANZONIC COMPANIES MANUFAC-
TURES AND DISTRIBUTES NATIONALLY A
WIDE VARIETY OF PRODUCTS TO THE
INDUSTRIAL, INSTITUTIONAL, AND CON-
SUMER SECTORS. EXPANDING OUTWARD
FROM STRENGTHS IN PAPER, CLOTH AND
VINYL PRODUCTS, TRANZONIC HAS ADDED
COMPLEMENTARY PRODUCT LINES IN
PERSONAL HYGIENE, MAINTENANCE AND
SAFETY, HOUSEWARES AND INDUSTRIAL
PACKAGING MARKETS IN ORDER TO SERVE
AS A PRIMARY SUPPLIER IN EACH OF ITS
CUSTOMER SEGMENTS. PRODUCT QUALITY
AND CUSTOMER SERVICE HAVE BEEN PRI-
MARY GROWTH DRIVERS, AND THE
COMPANY HAS BEEN ENHANCING EFFI-
CIENCY THROUGH THE IMPLEMENTATION
OF LEADING-EDGE MANAGEMENT AND
INFORMATION STRATEGIES. THE COMPANY
HAS EXPANDED STEADILY THROUGH BOTH
INTERNAL DEVELOPMENT AND STRATEGIC
ACQUISITIONS OF GROWTH BUSINESSES
THAT HAVE STRONG SYNERGY WITH EXIST-
ING OPERATIONS.


                     THE TRANZONIC COMPANIES

                       FINANCIAL HIGHLIGHTS

For the Years Ended February 28              1995          1994
- ------------------------------------------------------------------
Sales................................   $148,898,063   131,182,128
Operating earnings...................      8,956,780     4,858,423
Earnings before income taxes.........      8,639,396     4,599,265
Net earnings.........................      5,285,396     2,799,265
Net earnings per common share........           1.51           .80
Cash dividends:
  Per Class A Common Share...........            .18           .18
  Per Class B Common Share...........            .34           .34
Total assets.........................     80,279,466    73,537,946
Long-term debt.......................      7,600,000     9,000,000
Shareholders' equity.................     52,236,347    47,479,072
Shareholders' equity per common share          15.03         13.75
Common shares outstanding............      3,474,338     3,452,038

Fiscal year 1994 includes a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share) for costs associated with restructuring the Housewares Division.













                          [INSIDE FRONT COVER PAGE]

    TO OUR SHAREHOLDERS

  Fiscal 1995 was a year of
great achievement for The
Tranzonic Companies. Net
earnings rose 89 percent from
the prior year to a record
$5,285,400, or $1.51 per share.
Even if, for comparative purpos-
es, we disregard the substantial
charge recorded in the fourth
quarter of fiscal 1994 in connec-
tion with the consolidation of
the Housewares Division, annu-
al earnings would have been 47
percent above the prior year.
Sales rose 14 percent to a
record $148,898,100, continu-
ing our uninterrupted sales
growth since our major divesti-
ture in 1983. Shareholders'
equity rose 10 percent to a new
high of $52,236,300, or $15.03
per share.
  Fourth quarter net earnings
totaling $1,244,200, or 35 cents
per share, were a record for the
final period and compared to a
year ago loss in the quarter due
to the aforementioned restruc-
turing charge. Without the
charge, 1995 fourth quarter net
income would have increased
89 percent over the prior year.
Fourth quarter sales of
$36,034,100 were also a record
for the period, rising 8 percent
from the previous high regis-
tered in the 1994 final quarter.
  Each of our four operating
units achieved record sales and
earnings during the year, as well
as increased share in the niche
markets we serve. This progress
was made despite very competi-
tive pricing, increasing raw
material costs, and changes in
product mix all of which exerted
downward pressure on gross
margins in certain markets. Our
net income growth in this diffi-
cult business climate resulted

[PHOTO NO. 1]
ROBERT S. REITMAN
Chairman, President and
Chief Executive Officer

from continuing implementation
of three core strategies and a
midfiscal 1994 acquisition.
Executing these core strategies
and acquisitions are central to
our plan to grow Tranzonic's
sales and profits dramatically.

IMPLEMENTING CORE STRATEGIES

  More than a year ago, we
conducted an assessment of our
markets and the strengths and
weaknesses of our operating
units. We concluded that
Tranzonic has a number of
opportunities to enhance the
value of its products and ser-
vices. In response to that assess-
ment, we developed three core
strategies which will validate

SALES
(In Thousands)
91              $107,334
92              $110,718
93              $119,951
94              $131,182
95              $148,898

NET EARNINGS
(In Thousands)
91              $4,319
92              $4,576
93              $4,214
94              $2,799
95              $5,285

our conclusion. These are:
focusing on customers, imple-
menting technology, and
enabling human resource devel-
opment.
  Our customer focus strategy
is key in enhancing customer
satisfaction. Through it we are
improving both sales and prof-
itability. Our strategy obligates
our business units to invest in
objective information about
both customers and markets and
to employ that information to
align pro-actively our products,
services, and processes with
customer needs. This elevates
our importance to our customers
as we continually are helping
them increase their own profits.
  We believe that the well
planned use of technology,
especially information technolo-
gy, to enable optimal operations
and marketplace performance is
the least expensive way to
achieve sustainable competitive
advantage. Technology helps
existing operations to re-engi-
neer for greater efficiency, and
helps newly acquired operations
to be efficiently integrated into
our core activities. While these
efforts often are technically diffi-
cult and organizationally stress-
ful, we are demonstrating that
they translate into profit
improvement.
  Our third strategy is simply to
employ and develop the best
people. By committing energy
and resources, the critical
human component of our plan
is underwritten. In a change-ori-
ented time, identifying the best
people and investing in their
growth and development is
essential; it produces an envi-
ronment in which people grow
and lead, and change is not
merely accepted, but anticipated
for the opportunity it holds for
both the organization and the
individual.
  While each of our strategies
contributed to the achievements
of fiscal 1995, we know that
many more benefits remain to
be captured. Through execution
of our three core strategies we
will increase profitably our
importance to our customers.
With that in mind, last year we
began to focus on our aspira-
tions for the future.

   TOWARDS THE YEAR 2000

  Fiscal 1995 gains were the
cumulative result of a carefully
targeted acquisition program
and the successful implementa-
tion of our core strategies,
which together continue to drive
our growth. Because a signifi-
cant number of our products are
sold into mature markets, we
know that their sales growth
tends to be incremental.
Therefore, if a growth goal is to
be more than a reflection of our
economic environment, i.e., if it
is to stimulate meaningful
growth, it needs to be dramatic
and rooted in a sound strategy.
With that in mind, we estab-

OPERATING EARNINGS
(In Thousands)
91              $6,715
92              $7,193
93              $6,817
94              $4,858
95              $8,957

NET EARNINGS
PER COMMON
SHARE
91              $1.23
92              $1.29
93              $1.19
94              $.80
95              $1.51

SHAREHOLDERS'
EQUITY
PER SHARE
91              $11.24
92              $12.32
93              $13.21
94              $13.75
95              $15.03

TOTAL
CAPITALIZATION
(In Thousands)
91              $38,848         $195
92              $42,744         $195
93              $46,329         $2,900
94              $47,479         $9,000
95              $52,236         $7,600

Long-Term Debt

Shareholders' Equity

                CRITERIA TO IDENTITY
                             ACQUISITION TARGETS
- ----------------------------------------------------
CURRENT MARKETS                  NEW MARKETS
ENHANCE IMPORTANCE TO CUSTOMERS  RAPID MARKET GROWTH

HIGH-AFFINITY PRODUCT LINE       NICHE ORIENTED
DIVERSIFICATION

NEW CHANNELS

REGIONAL STRENGTH

CONSOLIDATION POTENTIAL

                PRIORITIZING
                             ACQUISITION TARGETS
- ----------------------------------------------------
OPERATIONS                      FINANCIAL
SUPERIOR MANAGEMENT             EARNINGS MOMENTUM

LOW-COST TO PRODUCE             BALANCE SHEET HEALTH

TECHNOLOGY                      RIGHT SIZE

CONSUMABLES

CRITICAL/LOW-COST COMPONENTS

lished a sales target for the year
2000 (actually our fiscal 2001)
of $500 million.
  With the intent of using
growth as a catalyst for change,
as opposed to a well-reasoned
stretch target, we are pursuing
this admittedly ambitious goal
with enthusiasm and confi-
dence.

          ACQUISITIONS

  No matter how successful we
are at implementing our three
core strategies, we will not
achieve our growth goal without
acquisitions, given the slow-
growth nature of our existing
markets. In redefining our acqui-
sition program we recognized
that we had to be aggressively
pro-active and highly focused.
  Many of the markets we
serve--personal care, industrial
textiles, housewares, and indus-
trial packaging--are highly frag-
mented and are served by a
large number of small business-
es. The fragmented character of
those markets, however, offers
substantial consolidation oppor-
tunities. In these markets, target
acquisitions must make us more
important to our customers,
increase our competitive advan-
tage, and support greater prof-
itability and increased share-
holder value. In new markets
those businesses must represent
growth opportunities greater
than our fastest growing busi-
nesses and operate in a well-
defined product/market seg-
ment. We prize superior man-
agement, low cost production,
technology, and earnings
momentum.  Naturally, we seek
opportunities which do not
stress our funding capacity.
  More important, our acquisi-
tion program supports our cus-
tomer focus strategy by provid-
ing entry into new market areas
and expansion of product line
offerings which improve our
scale and expand our position
as a single source supplier. The
latter is especially important to
customers who are reducing the
number of vendors that serve
them. More and more, they are
focusing on suppliers who are
well capitalized and most effi-
cient; who provide broader
product lines and value-added
service; and who are able to
meet new technical require-
ments for conducting business-
to-business transactions.

   PLEZALL WIPERS ACQUISITION:
        A CASE IN POINT

  In existing markets, acquisi-
tions must add scale to the com-
panies we currently own in a
way that is totally customer-dri-
ven and must deepen our pene-
tration of those markets.

Moreover, targeted companies
must meet the tests of our acqui-
sition criteria noted on these
pages. Our cash acquisition of
the assets of Plezall Wipers,
Incorporated subsequent to the
fiscal 1995 year end (March
1995) is a good case in point.
This well-managed, profitable,
and financially sound operation
adds an important new dimen-
sion to our marketing of indus-
trial textiles.
  Headquartered in Miami,
Florida, Plezall--now operated
as part of CCP Industries--con-
verts and markets woven textile
wipers to retailers and industrial
end users nationwide.
Customers include home centers
and specialty retailers such as
auto, paint, and marine stores.
While CCP Industries is a major
provider of nonwoven wipers,
Plezall is its counterpart in
wovens. Its products add scale
to the CCP offerings and posi-
tion the division as a single
source national supplier of both
woven and nonwoven products
to industrial customers. The
acquisition opens new distribu-
tion channels for CCP and adds
particular strength in the
Southeast region. Plezall's field
sales organization complements
that of CCP and offers good
cross-selling and market pene-
tration opportunities.

          THE OUTLOOK

  These are our goals and
strategies for realizing sustain-
able top and bottom line growth
that is the harbinger of increased
shareholder value. The
Operations Review on the fol-
lowing pages will detail fiscal
1995 progress and plans of our
divisions in the current year. We
believe that last year's results,
particularly given the market
conditions under which they
were achieved, provide clear
evidence that our strategies are
working. Thus, our outlook for
The Tranzonic Companies is
very bright indeed. We have
substantial working capital to
meet all current requirements
and access to financial
resources in support of our con-
tinuing and aggressive acquisi-
tion program.
  With pride we acknowledge
and thank our employees for
their commitment to effecting
improvements at every level, our
customers for the opportunity of
serving them, our shareholders
for their loyal support, and our
directors for their contributions
in shaping the future of
Tranzonic.

Sincerely,

/S/Robert S. Reitman
Robert S. Reitman
Chairman, President and
Chief Executive Officer
May 12, 1995

        THE OPERATIONS AND MARKETS OF
                              THE TRANZONIC COMPANIES
        -----------------------------------------------------------------
                       MAJOR PRODUCTS             PRINCIPAL MARKETS     PRIMARY CUSTOMERS
                    ------------------------------------------------------------------------
HOSPITAL SPECIALTY
[PHOTO NO. 1]
                       Adult Incontinence         Consumer              Grocery and Drug Chains

Photo of items         Feminine Hygiene           Away from home        Mass Merchandisers
listed under
"Major Products"       Baby Diapers               Industrial            Paper Distributors

                       Douche and Enema           Healthcare            Janitorial Distributors

                       Toilet Seat Covers                               Medical Distributors

                       Odor Control                                     Home Healthcare Dealers

                       Washroom Accessories                             Food Service Distributors

CCP INDUSTRIES
[PHOTO NO. 2]
                       Industrial Wiping Cloths   Automotive            Tens of thousands of small
                                                                        businesses across the U.S.
Photo of items         Personal Safety            Industrial            and Canada
listed under
"Major Products"       Work Apparel               Food Service

                       Specialty Chemicals        Facility Maintenance

                       Environmental Protection   Healthcare

                       Washroom Supplies          Graphic Arts

DESIGN TREND
[PHOTO NO. 3]
                       Ironing Boards             Consumer              Mass Merchandisers

Photo of items         Pads and Covers                                  Grocery and Drug Chains
listed under
"Major Products"       Laundry Accessories                              Specialty Retailers

                       Closet Organizers

                       Step stools

                       Travel Accessories

BAXTER TUBE
[PHOTO NO. 4]
                       Forming Tubes              Automotive            Fiberglass Manufacturers
Photo of items
listed under           General-purpose Tubes      Industrial            Automotive and Industrial
"Major Products"                                                        Manufacturers
                       Sleeves                    Construction
                                                                        Construction Products
                                                                        Distributors

HOSPITAL SPECIALTY

...providing value-added, single source capabilities to diverse channel partners...

  Hospital Specialty is
Tranzonic's Personal Care
Division; the largest operating
unit. It provides personal care
and other washroom related
products for the consumer, insti-
tutional, healthcare and industri-
al markets, and in fiscal 1995
again scored record sales and
earnings. Factors contributing to
this success included: aggressive
marketing programs that added
revenue in a number of cate-
gories; continuous product
improvement, and new product
introductions that increased the
Division's scale and importance
to its distribution-partners and
retail customers; and improve-
ment in manufacturing process-
es and product innovation that
helped support margins in the
face of raw material price
increases.
  Sales gains came primarily
from four product segments
across all markets--adult
incontinent, feminine napkins,
baby diapers, and toilet seat
covers. Hospital Specialty's con-
sumer product lines include AT
EASE(R) disposable adult inconti-
nent products which are also
available through its Healthcare
Division; GARDS(R), SAFE &
SOFT(R), EVERYDAY(R), SOFT &
THIN(R), and MAXITHINS(R)
brand feminine napkins; PRE-
CIOUS(R) and BOTTOMS UP(R)
disposable baby diapers; FRESH
GARDS(R) feminine douche; and
AT EASE(R) enema product.
Hospital Specialty private labels
one or more of these products
lines for various major retailers
nationally. AT EASE(R) adult
incontinence products represent
a significant contribution to the
division's current and future
growth opprtunities.
  Product line extensions, as
well as synergistic new product
categories, continue to be an
important element of our growth
strategy. This ever-evolving,
powerful, integrated bundle of
products is marketed to institu-
tional and industrial distributors
under Hospital Specialty's new
"Total Washroom Essentials"
(TWE) program featuring MAX-
ITHINS(R) and GARDS(R) feminine
napkins, Tampax(R) brand tam-
pons, HEALTHGARDS(R) toilet
seat covers, Hospeco washroom
accessories and a new product
category HEALTHGARDS(R) odor
control systems. TWE represents
a major shift from product focus
to a program focus directed at
making the Division more
important as a value-added, sin-
gle source supplier to their dis-
tributor-partners. Representative
of this effort, in fiscal 1995
Hospital Specialty introduced a
full line of odor control products
that moved from concept to
market in only 12 months and
will play a key role in the TWE
program by positioning the
Company as a major national
resource in institutional odor
control. TWE is providing dis-
tributors value-added product
training and sales support, a
focused, innovative, marketing
effort and the economies of a
dynamic, single-source partner-
ship.
  Success in developing and
marketing new quality products,
especially those which build
margin, complement current
products, and utilize existing
manufacturing capacity, tops the
Hospital Specialty agenda in fis-
cal 1996. At the same time,
existing product lines will be
bolstered by capacity increases,
particularly for rapid-growth
incontinent products. Making it
easier for customers to do busi-
ness with Hospital Specialty will
receive ongoing emphasis. In
particular, EDI, on-line order
entry and bar coding systems
will be strengthened to increase
customer service, reduce pro-
curement and marketing costs,
and serve just-in-time inventory
replenishment programs for both
retail customers and Hospital
Specialty's distributor-partners.

                                [PHOTO NO. 6]

                        Photo of adult incontinence
                        products, feminine hygiene products,
                        baby diapers, douche and enema,
                        toilet seat covers, odor control
                        products and washroom
                        accessories.

                                [PHOTO NO. 7]

                        Photo of wiping cloths, personal
                        safety products, work apparel,
                        specialty chemicals, environmental
                        protection products and washroom
                        supplies.

CCP INDUSTRIES, INC.

...continuing to become more important to tens of thousands of small business customers...

  CCP Industries, our Industrial
Textiles Division, substantially
exceeded its fiscal 1995 perfor-
mance targets by continuing to
become more important to its
tens of thousands of small busi-
ness customers. Leveraging the
recent implementation of its
comprehensive new manage-
ment information system, CCP's
management team also made
significant gains in procurement,
product development and oper-
ating efficiency.
  CCP serves business cus-
tomers in a myriad of industrial,
commercial and institutional
markets. CCP's products range
from wiping cloths, washroom
supplies, and specialty chemi-
cals to work apparel and safety
gear such as gloves and respira-
tors. CCP's growth is dependent
upon continuing to become a
primary value-added supplier to
its customers. This entails broad-
ening its offering of products
and services and customizing
packages of its products to spe-
cific customer needs, which in
turn requires comprehensive
market knowledge.
  CCP maintains very strong
customer relationships through a
unique combination of sales
techniques. The foundation of
CCP's customer relationships is
a large field sales force of out-
standing and highly motivated
men and women. CCP's sales-
people consult with customers,
demonstrate product and even
assist customers with inventory
control. They are supported by
both customer service and tele-
marketing professionals.
Together, they provide a level of
customer satisfaction that repre-
sents a sustainable competitive
advantage for CCP.
  The effectiveness of this
unique sales organization is
being enhanced by CCP's
recently implemented manage-
ment information system.
Although it is improving the
effectiveness and efficiency of
every business process, procure-
ment, new product development
and customer service are partic-
ular beneficiaries. CCP man-
agers are finding that newly
available information is invalu-
able in identifying new opportu-
nities to better serve customers
while improving CCP profitabili-
ty.
  An example of this is CCP's
logistics and customer delivery
capabilities. Customer relation-
ships often hinge upon the
speed and reliability of customer
deliveries. In fiscal 1995 CCP
continued to reduce delivery
time and costs as the order cycle
was shortened through technol-
ogy-enabled process redesign.
CCP also systematized and auto-
mated the customer sampling
program, and has created cross-
functional teams to support con-
tinuous improvement in logis-
tics.
  In fiscal 1996, CCP will con-
tinue build customer relation-
ships and to improve its operat-
ing capabilities. Specific areas
targeted for improvement
include market segmentation,
product development and logis-
tics. Other themes for fiscal
1996 include procurement and
acquisitions that strengthen
CCP's business base, much like
the acquisition of Plezall Wipers
early in the current fiscal year.

DESIGN TREND, INC.

...focusing on consumer value and retailer profitability...

  Design Trend, our House-
wares Division, represents the
consolidation of three acquisi-
tions--the most recent of
which was Ever-Ready
Appliance Manufacturing Inc. in
January 1994--into a two-
facility operation in St. Louis,
Missouri. Completed during fis-
cal 1995, the consolidation is
providing significant manufac-
turing, distribution and adminis-
trative efficiencies.
  Design Trend serves con-
sumers in four distinct markets
- --non-electric laundry, closet
organization, step stools and
travel. Products include a broad
assortment of ironing boards,
ironing board pads and covers,
laundry accessories such as dry-
ing racks and hampers, closet
organization aids and travel
organization aids for clothing
and accessories.
  Design Trend's customers are
the country's leading mass-mer-
chants and specialty retailers.
Becoming more important to
these demanding customers
requires innovative new product
development and value-added
merchandising support. Design
Trend continuously focuses on
new ideas to enhance retailer
profitability and consumer satis-
faction.
  Complementing Design
Trend's superior products is its
ability to serve customers effi-
ciently. Through its recently
completed consolidation,
Design Trend is realizing signifi-
cant manufacturing and logistics
economies. This not only results
in high-value products for con-
sumers, but also efficient pro-
curement and distribution for
customers.
  Design Trend also enhances
its competitiveness by continu-
ously improving its comprehen-
sive information system. Using
state-of-the-art information links
with customers, Design Trend
ensures that customer orders are
delivered on time at least cost,
and that consumer demand is
satisfied through optimized cus-
tomer inventories. This capabili-
ty is being reinforced through
the continuous improvement of
Design Trend's materials man-
agement system.
  Design Trend will build on its
strengths in fiscal 1996. With
consolidation successfully com-
pleted, Design Trend can focus
even more aggressively on
developing new products and
expanding its customer base.
Information technology will
continue to enhance Design
Trend's competitiveness in fiscal
1996 through implementation of
systems to improve further man-
ufacturing efficiency.

                                [PHOTO NO. 8]


                        Photo of ironing boards, pads and
                        covers, laundry accessories, closet
                        organizers, stepstools and travel
                        accessories.

                                [PHOTO NO. 9]


                        Photo of forming tubes,
                        general-purpose tubes and
                        sleeves

BAXTER TUBE COMPANY

...satisfying varied customer needs in well defined targeted markets...

  Baxter Tube Company, our
Industrial Packaging Division,
generated substantial sales and
earnings gains during fiscal
1995 and, we believe, signifi-
cantly bettered industry perfor-
mance averages. Buoyed by the
generally good health of
American industry, Baxter's
superior performance was also a
result of continuous improve-
ment in its operating effective-
ness.
  Baxter manufactures paper
tubes, cores and sleeves used in
a wide variety of industrial
applications. Baxter works to
maximize its importance to cus-
tomers through reliable delivery
of low-cost, consumable prod-
ucts that are critical to the effi-
ciency of its customers' opera-
tions. Forming tubes used in the
manufacture of fiberglass repre-
sent a good example of Baxter
products. Customers require
these reusable tubes to be both
cost-efficient and reliable, two
categories in which Baxter form-
ing tubes excel. Baxter's versa-
tile products are also used in the
automotive industry, where
applications range from packag-
ing to an actual power-drive
component that reduces noise
and vibration.
  Quality and reliability are
central to Baxter's ability to
compete. Using modern manu-
facturing techniques that include
statistical process control, Baxter
uniformly manufactures prod-
ucts to specified dimensions,
crush values and other perfor-
mance criteria. Independent
confirmation of Baxter's quality
systems came in fiscal 1995, as
the Ware Shoals, South Carolina
plant received ISO 9002 certifi-
cation for its quality system.
Moreover, the Minerva, Ohio
plant expects to receive ISO
9002 certification for its quality
system during fiscal 1996.
  Baxter's full use of recycling
is another component of quality
that benefits both the Company
and society; Baxter is a major
user of recycled paper because
it is a consistent, high-quality
source of supply. These factors
contribute to making Baxter an
industry leader in quality, which
is a powerful competitive advan-
tage as customers purchase from
fewer suppliers for greater effi-
ciency.
  To serve its customers reli-
ably, Baxter communicates with
customers at various levels, from
purchasing to production and
engineering. Baxter people have
an intimate knowledge of cus-
tomer needs, and are therefore
able to suggest innovative ways
to use Baxter products that help
maximize productivity. A good
example is the shipping rack
service, through which return-
able shipping racks are used to
simplify material handling and
storage at customer plants.
  Objectives for fiscal 1996
include initiatives to make
Baxter even more responsive to
customer needs. They include
continuous improvement in
manufacturing efficiency and
increased use of customer ser-
vice teams. Sales management
capabilities are also being
enhanced to strengthen Baxter's
regional focus.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        OPERATING RESULTS:
     FISCAL 1995 COMPARED TO
           FISCAL 1994

  Sales for the fiscal year ended
February 28, 1995 (fiscal 1995)
were a record $148.9 million,
13.5 percent above the $131.2
million of fiscal 1994. The
Company consistently has re-
corded sales records since its
major divestiture in August,
1983.
  Each of the Company's four
divisions contributed to the sales
gain. Design Trend (The House-
wares Division) benefited from
the contribution of Ever-Ready
Appliance Mfg. Co. (Ever-
Ready), acquired late in the
prior year's second fiscal quar-
ter, and from the synergies per-
mitted by the Division's consoli-
dation begun in fiscal 1994.
Sales gains in Hospital Specialty
(the Personal Care Division)
stemmed from a growing market
in adult incontinent products
and a focus on offering cus-
tomers a broader line of prod-
ucts from a single source suppli-
er. General domestic economic
growth, as well as improved
market penetration, raised
demand for Baxter Tube's (the
Industrial Packaging Division's)
products. Improved sales in CCP
Industries (the Industrial Textiles
Division) resulted from a combi-
nation of customer focus and
significant improvements in the
use of technology to manage
information and to better serve
customers.
  Programs to raise manufactur-
ing efficiency and tighten con-
trol over selling, general and
administrative expenses support-
ed net margin improvements in
the face of strong competition
and rising raw material prices.
Net earnings for fiscal 1995
increased 88.8 percent to a
record $5.3 million, or $1.51
per share, compared to the $2.8
million, or 80 cents per share,
recorded for fiscal 1994. During
the fourth quarter of fiscal 1994,
the Company incurred a one-
time charge in connection with
the consolidation of Design
Trend equal to 22 cents per
share.
  The cost of goods sold
increased to 67.2 percent of
sales for fiscal 1995 from 66.7
percent for the prior fiscal year.
Raw material prices, particularly
of pulp, paper, steel and cotton,
increased sharply during the
year, and the Company also
incurred expenses in expanding
and managing its increased pro-
duction capacity. To a large
extent, these price increases
were offset by manufacturing
efficiencies and opportunistic
procurement.
  Selling, general and adminis-
trative expenses decreased to
26.8 percent of sales for fiscal
1995 from 28.6 percent of sales
for fiscal 1994. This improve-
ment was supported by ongoing
programs to increase efficiency
through effective use of technol-
ogy, improved management of
human resources, and effective
control of marketing and distrib-
ution costs.
  As a result, operating earn-
ings for fiscal 1995 were $9.0
million, an increase of 84.4 per-
cent over the $4.9 million of fis-
cal 1994. The operating margin
rose accordingly to 6.0 percent
from 3.7 percent.
  Net interest expense in-
creased 22.5 percent, primarily
because higher interest rates
during the fiscal year raised the
cost of borrowings to finance
acquisitions made in fiscal
1994. Interest coverage, calcu-
lated as operating earnings
divided by net interest expense,
stood at 28.2 times for fiscal
1995, demonstrating the
Company's capacity to fund
future growth.
  Earnings before income taxes
for fiscal 1995 increased 87.8
percent year-on-year to $8.6
million. In line with increased
earnings, income taxes for fiscal
1995 rose to $3.4 million from
$1.8 million for the prior fiscal
year. The effective tax rate was
38.8 percent for fiscal 1995,
compared to 39.1 percent for
fiscal 1994.
  Inflation, in general, had little
effect upon the Company's sales,
gross margins or operating
expenses in fiscal 1995.

       OPERATING RESULTS:
    FISCAL 1994 COMPARED TO
          FISCAL 1993

  Fiscal 1994 sales of $131.2
million were 9.4 percent above
fiscal 1993 sales of $120.0 mil-
lion. The acquisition of Ever-
Ready in August 1993, sales
growth in consumer-related per-
sonal hygiene products at
Hospital Specialty and increased
demand for paper tubes and
cores at Baxter Tube each played
a major part in fiscal 1994 sales
growth. Design Trend sales, ex-
cluding Ever-Ready, fell slightly
and CCP Industries sales were
essentially unchanged from the
preceding fiscal year.
  Fiscal 1994 net earnings
totaled $2.8 million, or 80 cents
per share, down from $4.2 mil-
lion, or $1.19 per share in fiscal
1993. The one-time fourth quar-
ter charge to consolidate the
Housewares Division in St. Louis
resulted in an after-tax impact of
$792,000, or 22 cents per share.
  Cost of goods sold in fiscal
1994 represented 66.7 percent
of sales and 65.4 percent in fis-
cal 1993. The increase was pri-
marily attributable to lower-mar-
gin new product lines, certain
short-term manufacturing ineffi-
ciencies and expenses relating to
the integration of expanded
manufacturing and warehousing
capacity.
  Selling, general and adminis-
trative expenses represented
28.6 percent of sales in fiscal
1994, an improvement from
28.9 percent in fiscal 1993.
Administrative cost containment
and efficiency programs were a
primary factor supporting
improved performance.
  Operating earnings for fiscal
1994 were $4.9 million, com-
pared to $6.8 million in fiscal
1993. Fiscal 1994 operating
margin was 3.7 percent, com-
pared to 5.7 percent in fiscal
1993.
  Borrowing to fund the acqui-
sition of Ever-Ready caused
interest expense to more than
double in fiscal 1994, leading to
an increase in net interest
expense to $259 thousand from
$31 thousand a year ago.
Interest coverage for fiscal 1994
was 18.7 times.
  Earnings before income taxes
for fiscal 1994 decreased 32.2
percent over fiscal 1993 to $4.6
million. In line with lower earn-
ings, income taxes for fiscal
1994 decreased to $1.8 million
from $2.6 million for fiscal
1993. The effective tax rate was
39.1 percent for fiscal 1994,
compared to 37.9 percent for
fiscal 1993. Increased state and
local taxes, additional acquisi-
tion related costs, combined
with a lower pretax earnings
base, resulted in the increased
rate.

  SOURCES AND USES OF CAPITAL:
    FISCAL 1995 COMPARED TO
          FISCAL 1994

  The Company maintains a
strong financial position with
good liquidity. Current assets as
of February 28, 1995 increased
21.0 percent over February 28,
1994, with working capital
increasing 19.9 percent to $30.3
million. The current ratio was
essentially unchanged at 2.9-to-
1. Current assets continue to
exceed total liabilities. Receiva-
bles rose 19.0 percent as a
result of increased sales. Inven-
tories increased 37.5 percent as
the Company moved to strength-
en its ability to respond quickly
to orders and to stock raw mate-
rials ahead of price increases.
  Current liabilities increased
23.2 percent, primarily because
inventory demands led to an
increase in trade accounts
payable. Long-term debt, which
consisted solely of the
Company's $30 million revolv-
ing credit facility, totaled $7.6
million as of the end of fiscal
1995, down from $9.0 million
at the end of fiscal 1994. The
Company's debt-to-equity ratio,
calculated as the current and
noncurrent portion of long-term
debt divided by total sharehold-
ers' equity, improved to 14.5
percent from 19.2 percent.
  Historically, the Company has
funded internal growth princi-
pally through cash provided by
operations. These internally gen-
erated funds are used primarily
for capital expenditures, divi-
dends paid to shareholders and
other miscellaneous financing or
investing activities. Operating
activities provided net cash of
$3.9 million, compared to $7.2
million for fiscal 1994. Funding
sales growth and the strategic
build-up of inventory in view of
rising raw material costs is cause
for the current fiscal year
decline.
  Cash generated by operations
was used during fiscal 1995
mostly to reduce borrowings
resulting from prior acquisitions
by $1.5 million, acquire new
property and equipment of $2.6
million and pay dividends to
shareholders of $822 thousand.
As a result, cash and cash
equivalents decreased 27.7 per-
cent to $2.4 million at the end
of fiscal 1995 from $3.3 million
at the beginning of the fiscal
year.
  During fiscal 1995, the
Company continued its carefully
targeted program of investments
to strengthen its organization,
manufacturing and information
management capabilities.
Record sales and earnings for
fiscal 1995 demonstrated the
effectiveness of this program in
enhancing operating efficiencies
and long-term profitability.

   SOURCE AND USE OF CAPITAL
     RESOURCES: FISCAL 1994
    COMPARED TO FISCAL 1993

  Current assets as of February
28, 1994 increased 20.0 percent
over February 28, 1993, with
working capital increasing 19.6
percent to $25.3 million. The
current ratio was essentially
unchanged at 3.0-to-1. Cash
and cash equivalents at year-end
nearly doubled to $3.3 million
because of strong operating cash
flow. Receivables rose 10.0 per-
cent and inventories increased
17.4 percent in response to the
increase in sales.
  Current liabilities increased
20.7 percent for the second year
in a row, primarily because
inventory demands caused trade
accounts payable to increase.
Long-term debt totaled $9.0 mil-
lion at year-end, up from $2.9
million at the end of fiscal 1993,
a result of the Company's use of
its revolving credit facility to
finance the acquisition of Ever-
Ready. The Company's debt-to-
equity ratio rose from 6.5 per-
cent to a still-conservative 19.2
percent.
  Operating activities provided
net cash of $7.2 million, com-
pared to $4.4 million for fiscal
1993. The decrease in net earn-
ings to $2.8 million from $4.2
million for the prior year was
largely offset by an increase in
depreciation and amortization to
$4.0 million from $3.4 million
in fiscal 1993, and deferred
income taxes. Favorable changes
in the working capital compo-
nents of the business accounted
for the remainder of the gain in
operating cash flow.
  During fiscal 1994, the
Company supplemented inter-
nally generated funds with bor-
rowings to finance growth.
Proceeds from revolving credit
activity therefore increased $7.7
million to $13.1 million, an
increase resulting from the
acquisition of Ever-Ready noted
above. At the same time, the
positive cash flow generated
through operations allowed the

Company to repay $7.0 million
of this. In comparison, repay-
ments of long-term debt totaled
$2.7 million in fiscal 1993. For
fiscal 1994, therefore, financing
activities provided net cash of
$5.3 million. In fiscal 1993,
financing activities provided net
cash of $1.9 million.
  During fiscal 1994, the
Company continued its program
of acquisitions that fit its long-
term strategic goals. Payments
for acquisitions, net of cash
acquired, totaled $6.9 million
because of the acquisition of
Ever-Ready. No such acquisitions
were made in fiscal 1993.
Purchases of property, plant and
equipment totaled $2.8 million
for fiscal 1994, a sharp decrease
from the $8.1 million used in fis-
cal 1993 for a major plant and
equipment expansion program
and the related acquisition of
production equipment and
inventory of the Maxithins(R) san-
itary napkins business of
Tambrands, Inc., both at
Hospital Specialty. As a result,
investing activities used net cash
of $10.9 million in fiscal 1995,
up from the $8.9 million used in
fiscal 1994.
  Increased operating cash flow
and proceeds from revolving
credit caused cash and cash
equivalents at the end of fiscal
1994 to rise to $3.3 million from
$1.8 million at the beginning of
the fiscal year.

                                                      THE TRANZONIC COMPANIES

                                                      SELECTED FINANCIAL DATA
For the Years Ended February 28/29            1995              1994    1993            1992           1991
- -----------------------------------------------------------------------------------------------------------------------
Sales...................................    $148,898,063   131,182,128   119,951,373    110,717,585    107,333,543
Operating earnings......................       8,956,780     4,858,423     6,816,888      7,193,019      6,714,882
Earnings before income taxes............       8,639,396     4,599,265     6,785,982      7,411,281      6,953,690
Income taxes............................       3,354,000     1,800,000     2,572,000      2,835,000      2,635,000
Net earnings............................       5,285,396     2,799,265     4,213,982      4,576,281      4,318,690
Net earnings per common share...........            1.51           .80          1.19           1.29           1.23
Cash dividends:
  Per Class A Common Share..............             .18           .18          .165            .16            .16
  Per Class B Common Share..............             .34           .34          .325            .32            .28
Total assets............................      80,279,466    73,537,946    63,675,545     58,015,061     52,515,283
Long-term debt..........................       7,600,000     9,000,000     2,900,000        195,000        195,000
Shareholders' equity....................      52,236,347    47,479,072    46,328,637     42,743,659     38,848,871
Shareholders' equity per common
  share.................................           15.03         13.75         13.21          12.32          11.24
Common shares outstanding...............       3,474,338     3,452,038     3,507,838      3,468,128      3,456,934

Fiscal year 1994 includes a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share) for costs associated with restructuring the Housewares Division.

                                                      THE TRANZONIC COMPANIES

                                                CONSOLIDATED STATEMENTS OF EARNINGS
Years Ended February 28                             1995            1994              1993
- ------------------------------------------------------------     -----------      -----------
Sales.........................................  $148,898,063     131,182,128      119,951,373
Costs and expenses:
  Cost of goods sold..........................   100,098,338      87,493,123       78,470,393
  Selling, general and administrative expenses    39,842,945      37,530,582       34,664,092
  Restructuring cost..........................       ---           1,300,000          ---
- ------------------------------------------------------------     -----------      -----------
                                                 139,941,283     126,323,705      113,134,485
- ------------------------------------------------------------     -----------      -----------
        Operating earnings....................     8,956,780       4,858,423        6,816,888
Interest income...............................        70,236          54,369           96,304
Interest expense..............................      (387,620)       (313,527)        (127,210)
- ------------------------------------------------------------     -----------      -----------
                                                    (317,384)       (259,158)         (30,906)
- ------------------------------------------------------------     -----------      -----------
        Earnings before income taxes..........     8,639,396       4,599,265        6,785,982
Income taxes (note I).........................     3,354,000       1,800,000        2,572,000
- ------------------------------------------------------------     -----------      -----------
        Net earnings..........................  $  5,285,396       2,799,265        4,213,982
- -------------------------------------------------===========     ===========      ===========
        Net earnings per common share.........         $1.51             .80             1.19
- -------------------------------------------------===========     ===========      ===========


See accompanying notes to consolidated financial statements.

                                                      THE TRANZONIC COMPANIES

                                                    CONSOLIDATED BALANCE SHEETS
February 28                                                                 1995                   1994
- -----------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash (including cash equivalents of $349,600 in 1995
     and $1,446,600 in 1994).........................................   $ 2,387,540               3,303,191
   Receivables, less allowance for doubtful receivables of
     $408,500 in 1995 and $337,000 in 1994...........................    16,995,651              14,285,242
   Inventories (note C)..............................................    23,173,604              16,855,430
   Deferred income taxes (note I)....................................     1,285,533               1,122,353
   Prepaid expenses and other current assets.........................     2,046,517               2,372,529
- -----------------------------------------------------------------------------------              ----------
          Total current assets.......................................    45,888,845              37,938,745
Property, plant and equipment, net (note D)..........................    23,102,181              24,375,686
Other noncurrent assets..............................................     2,416,958               2,017,326
Intangible assets (note E)...........................................     8,871,482               9,206,189
- -----------------------------------------------------------------------------------              ----------
                                                                        $80,279,466              73,537,946
- -------------------------------------------------------------------------==========              ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Long-term debt, current portion (note F)..........................   $   ---                     100,000
   Trade accounts payable............................................     9,657,007               7,550,266
   Accrued compensation..............................................     2,981,782               2,332,725
    Other payables and accrued expenses..............................     2,922,604               2,652,364
- -----------------------------------------------------------------------------------              ----------
          Total current liabilities..................................    15,561,393              12,635,355
Long-term debt, noncurrent portion (note F)..........................     7,600,000               9,000,000
Deferred gain........................................................     2,071,830               2,231,430
Deferred income taxes (note I).......................................     1,878,728               1,532,804
Other noncurrent liabilities.........................................       931,168                 659,285
Shareholders' equity (notes F, G and L):
   Serial preferred shares without par value.
     Authorized 200,000; no shares issued............................       ---                     ---
   Class A common shares, no par value.
     Authorized 4,000,000; issued 2,660,404 in 1995 and
        2,670,855 in 1994............................................       665,101                 667,714
   Class B common shares, no par value.
     Authorized 8,000,000; issued 1,316,385 in 1995 and
        1,299,534 in 1994............................................       329,096                 324,883
   Additional paid-in capital........................................     5,643,705               5,514,568
   Retained earnings.................................................    49,780,163              45,316,600
- -----------------------------------------------------------------------------------              ----------
                                                                         56,418,065              51,823,765
   Less cost of shares held in treasury--
     Class A common shares - 483,146 in 1995 and 1994................     3,984,012               3,984,012
     Class B common shares - 19,305 in 1995 and 35,205 in 1994.......       197,706                 360,681
- -----------------------------------------------------------------------------------              ----------
           Total shareholders' equity................................    52,236,347              47,479,072
- -----------------------------------------------------------------------------------              ----------
Commitments (note K).................................................       ---                     ---
- -----------------------------------------------------------------------------------              ----------
                                                                        $80,279,466              73,537,946
- -------------------------------------------------------------------------==========              ==========


See accompanying notes to consolidated financial statements.

                                                      THE TRANZONIC COMPANIES

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended February 28                                                     1995        1994         1993
- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..................................................... $5,285,396       2,799,265       4,213,982
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization..................................  4,162,427       3,958,131       3,427,274
    Deferred income taxes..........................................    183,000         574,000         (43,000)
    Other, net.....................................................    (92,362)        140,831          46,584
    Change in assets and liabilities, net of effects of acquisitions:
     Receivables, net.............................................. (2,710,409)        533,569        (512,165)
     Inventories................................................... (6,318,174)     (1,266,187)     (2,027,734)
     Prepaid expenses and other current assets.....................    326,012      (1,107,823)            390
     Trade accounts payable........................................  2,106,741       1,025,944        (449,869)
     Accrued compensation..........................................    649,057          68,247         101,864
     Other payables and accrued expenses...........................    270,240         430,811        (385,543)
- ------------------------------------------------------------------------------       ---------       ---------
             Net cash provided by operating activities.............  3,861,928       7,156,788       4,371,783
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving credit...................................  3,400,000      13,100,000       5,400,000
  Repayments of long-term debt..................................... (4,900,000)     (6,995,000)     (2,690,000)
  Cash dividends...................................................   (821,833)       (826,501)       (771,087)
- ------------------------------------------------------------------------------       ---------       ---------
          Net cash provided by (used in) financing activities...... (2,321,833)      5,278,499       1,938,913
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisitions, net of cash acquired..................       ---       (6,939,193)         ---
  Purchase of treasury shares......................................       ---         (922,953)        (80,405)
  Proceeds on exercise of share options............................     276,775         93,688         114,592
  Restrictive covenants............................................    (180,000)      (230,000)       (453,752)
  Proceeds from sale of property, plant and equipment..............     248,981         34,074          85,000
  Purchases of property, plant and equipment.......................  (2,586,894)    (2,811,717)     (8,117,382)
  Acquisition of intangibles.......................................     (17,697)       (26,402)       (231,154)
  Other, net.......................................................    (196,911)      (138,986)       (231,893)
- -------------------------------------------------------------------------------       ---------       ---------
  Net cash used in investing activities............................  (2,455,746)   (10,941,489)     (8,914,994)
- -------------------------------------------------------------------------------       ---------       ---------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) during the year..............................   (915,651)      1,493,798      (2,604,298)
  Beginning balance................................................  3,303,191       1,809,393       4,413,691
- ------------------------------------------------------------------------------       ---------       ---------
  Ending balance................................................... $2,387,540       3,303,191      1,809,393
- -------------------------------------------------------------------  ==========      =========      =========
Supplemental schedule of noncash investing and financing activities:
  The Company purchased all of the outstanding shares of Ever-Ready
   Appliance Mfg. Co. for $7,730,651; in conjunction with the acquisition, liabilities were assumed as follows:
      Fair value of assets acquired................................       ---        8,370,094         ---
      Cash paid for shares......................................... $     ---        7,730,651         ---
- ------------------------------------------------------------------------------       ---------      ---------
      Liabilities assumed.......................................... $     ---          639,443         ---
- -------------------------------------------------------------------  ==========      =========      =========
Supplemental disclosures of cash flow information:
  Income taxes paid................................................ $ 1,599,723      2,003,522      2,629,267
  Interest paid.................................................... $   393,797        305,929        131,674
- -------------------------------------------------------------------  ==========      =========      =========

See accompanying notes to consolidated financial statements.

                                                      THE TRANZONIC COMPANIES

                                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    Class A     Class B  Additional                  Treasury Shares
                                                   common      common    paid-in     Retained      -------------------
Years Ended February 28, 1995, 1994 and 1993       shares      shares    capital     earnings      Class A     Class B
- ------------------------------------------------------------------------------------------------------------------------
Balance at February 29, 1992....................  $ 670,186    318,274  5,465,074   39,900,941     (3,250,135)  (360,681)
Net earnings....................................    ---        ---        ---        4,213,982        ---        ---
Cash dividends, $.165 per Class A
  common share..................................    ---        ---        ---         (367,506)       ---        ---
Cash dividends, $.325 per Class B
  common share..................................    ---        ---        ---         (403,581)       ---        ---
Exercise of 36,460 Class A
  common and 25,930 Class B
  common share options..........................    ---          2,162   (153,903)     ---            266,333    ---
Acquisition of 5,400 Class A common
  shares for treasury...........................    ---        ---        ---          ---            (80,405)   ---
Tax benefit associated with exercise
  of incentive share options....................    ---        ---        107,896      ---            ---        ---
Conversion of 3,520 Class A
  common shares to 3,520
  Class B common shares.........................       (880)       880    ---          ---            ---        ---
- -----------------------------------------------------------    -------  ---------   ----------      ---------    -------
Balance at February 28, 1993....................    669,306    321,316  5,419,067   43,343,836     (3,064,207)  (360,681)
Net earnings....................................    ---        ---        ---        2,799,265        ---        ---
Cash dividends, $.18 per Class A
  common share..................................    ---        ---        ---         (400,697)       ---        ---
Cash dividends, $.34 per Class B
  common share..................................    ---        ---        ---         (425,804)       ---        ---
Exercise of 400 Class A
  common and 7,900 Class B
  common share options..........................    ---          1,975     88,565      ---              3,148    ---
Acquisition of 64,100 Class A common
  shares for treasury...........................    ---        ---        ---          ---           (922,953)   ---
Tax benefit associated with exercise
  of incentive share options....................    ---        ---          6,936      ---            ---        ---
Conversion of 6,369 Class A
  common shares to 6,369
  Class B common shares.........................     (1,592)     1,592    ---          ---            ---        ---
- -----------------------------------------------------------    -------  ---------   ----------      ---------    -------
Balance at February 28, 1994....................    667,714    324,883  5,514,568   45,316,600     (3,984,012)  (360,681)
Net earnings....................................    ---        ---        ---        5,285,396        ---        ---
Cash dividends, $.18 per Class A
  common share..................................    ---        ---        ---         (391,608)       ---        ---
Cash dividends, $.34 per Class B
  common share..................................    ---        ---        ---         (430,225)       ---        ---
Exercise of 22,300 Class B
  common share options..........................    ---          1,600    112,200      ---            ---        162,975
Tax benefit associated with exercise
  of incentive share options....................    ---        ---         16,937      ---            ---        ---
Conversion of 10,451 Class A
  common shares to 10,451
  Class B common shares.........................     (2,613)     2,613    ---          ---            ---        ---
- -----------------------------------------------------------    -------  ---------   ----------      ---------    -------
BALANCE AT FEBRUARY 28, 1995....................  $ 665,101    329,096  5,643,705   49,780,163     (3,984,012)  (197,706)
- ---------------------------------------------------========    =======  =========   ==========      =========    =======

See accompanying notes to consolidated financial statements.

                           THE TRANZONIC COMPANIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended February 28, 1995, 1994 and 1993
- --------------------------------------------------------------------------------

A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(1) Principles of Consolidation
  All of the Company's subsidiaries are wholly-owned and their accounts are included in the accompanying consolidated financial statements. All material inter-company balances and transactions have been eliminat-ed.

(2) Inventories
  Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

(3) Property, Plant and Equipment
  Property, plant and equipment is stated at cost.
Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets.

(4) Intangibles
  Goodwill is being amortized over periods of 20 to 40 years in accordance with present accounting principles, although the Company believes there has been no diminution in value.

(5) Income Taxes
  Effective March 1, 1993, the Company adopted
Statement of Financial Accounting Standards (SFAS) No.
109, "Accounting for Income Taxes." The Company's adoption of SFAS 109 resulted in no cumulative effect.
Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differ-ences are expected to be recovered or settled. Under
SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The realization of the Company's deferred tax asset is dependent on the generation of future taxable income. Management believes that it is more likely than not that the Company will generate sufficient future taxable income to fully utilize the established asset.
  The Company previously used the asset and liability method under SFAS No. 96. Under the asset and liabili-ty method of SFAS 96, deferred tax assets and liabilities were recognized for all events that had been recognized in the financial statements. Under SFAS 96, the future tax consequences of recovering assets or settling liabili-ties at their financial statement carrying amounts were considered in calculating deferred taxes. Generally, SFAS 96 prohibited consideration of any other future events in calculating deferred taxes.
  The Company files a consolidated Federal income tax return with its subsidiaries.

(6) Share Options
  Upon the exercise of Class A common share options granted under the Company's incentive share option plans, the investment in the treasury share account is credited with the cost of Class A treasury shares issued.
Upon the exercise of Class B common share options, the Class B common share account is credited with newly issued shares. Additional paid-in capital is adjust-ed to reflect the balance of the option price.

(7) Net Earnings Per Common and Common
Equivalent Share
  Net earnings per common and common equivalent share have been calculated based on the weighted aver-age Class A common and Class B common shares out-standing during the period plus the incremental shares
(calculated using the treasury share method) for those outstanding share options which are considered com-mon share equivalents. Weighted average common and common equivalent shares used in the calculation were 3,508,467, 3,515,658 and 3,554,560 in 1995, 1994 and 1993 respectively.

(8) Cash Equivalents
  The Company considers all highly liquid short-term investments, with maturities when purchased of three months or less, to be cash equivalents.

(9) Revenue Recognition
  The Company recognizes revenue as goods are shipped to customers.

(10) Deferred Gain
  The deferred gain recorded on the books of the Company which resulted from a sale and leaseback of certain real property is being amortized in proportion to rental payments over 20 years, the life of the lease.

(11) Reclassification
   Certain prior year amounts have been reclassified to conform to current year presentation.

(12) New Accounting Pronouncements
   In March, 1995 the Financial Accounting Standards
Board issued SFAS No. 121, "Accounting for the
Impairment of Long-Lived Assets and for Long-Lived
Assets to be Disposed Of." This statement, which becomes effective at the beginning of fiscal 1997, should have no material impact on the Company's con-solidated financial statements when implemented based on information available to the Company at this time.

B ACQUISITIONS
   Effective March 1, 1995 the Company acquired sub-stantially all the assets and assumed certain liabilities of Plezall Wipers Incorporated, a Florida corporation, which is engaged in the business of converting, packag-ing and distributing industrial textiles, wiping cloths and related products.
   Results of operations of Ever-Ready Appliance Mfg.
Co., acquired on August 13, 1993, have been reflected in the Company's consolidated financial statements from the date of acquisition.

C INVENTORIES
   The components of inventories are summarized
below:
                                    1995          1994
- ---------------------------------------------------------
Raw materiais.................  $13,318,921     9,545,411
Finished goods................    9,854,683     7,310,019
- -------------------------------------------    ----------
                                $23,173,604    16,855,430
- ---------------------------------==========    ==========


D  PROPERTY, PLANT AND EQUIPMENT
   The components of property, plant and equipment,
net, are summarized below:
                                  1995         1994
- -------------------------------------------------------
Land, buildings and
improvements................. $14,490,801    14,295,727
Machinery and equipment......  30,198,293    28,694,633
- -----------------------------------------    ----------
                               44,689,094    42,990,360
Accumulated depreciation
and amortization.............  21,586,913    18,614,674
- -----------------------------------------    ----------
                              $23,102,181    24,375,686
- -------------------------------==========    ==========

E  INTANGIBLE ASSETS
   Intangible assets consist primarily of goodwill.
Amortizable goodwill included therein of $8,098,026 and $8,450,430 in 1995 and 1994, respectively, is shown net of accumulated amortization of $2,118,953 and $1,766,549 in those years.


F  LONG-TERM DEBT
   A description of the long-term debt follows:
                                    1995         1994
- -------------------------------------------------------
Industrial Revenue Bonds
  maturing in 1995............  $   ---         100,000
Revolving credit..............    7,600,000   9,000,000
- -------------------------------------------   ---------
                                  7,600,000   9,100,000
Less current portion..........      ---         100,000
- -------------------------------------------   ---------
                                $ 7,600,000   9,000,000
- ---------------------------------==========   =========

   The Company has a $30,000,000 revolving credit facility maturing June 30, 1997. Funds borrowed may be used for working capital and/or acquisition purposes.
In lieu of a compensating balance requirement, the agreement requires an annual fee of 3/10 of 1% on the unused portion. At the Company's option, borrowings under the agreement bear interest at either the bank's prime rate, or at 1/2 of 1% above an adjusted LIBOR rate, subject to certain conditions in the rate structure.
At February 28, 1995, interest rates applicable to total borrowings outstanding range from 6.5% to 9.0%.
   The debt agreements contain restrictions on the Company with respect to investments, maintenance of working capital, net worth, use of cash for payments of dividends and purchase of treasury shares. Capital dis-tributions during any fiscal year are limited to 50% of average consolidated net earnings over a three-year period. The Company was in compliance with all debt agreement restrictions or have obtained waivers.


G  SHARE OPTIONS
   At the 1994 annual meeting, Shareholders approved the 1995 Incentive Stock Option plan, adopted by the Board of Directors effective April 25, 1994. Under this
Plan, 200,000 shares of Class B common were reserved for issuance at not less than 100% of the market value on the dates options are awarded.
   The Company has three performance share option plans in effect for key employees. Under these plans
180,000 Class A common shares and 400,000 Class B common shares were reserved for issuance at a per share option price of not less than 100% of the market price on the dates these options were awarded.
Additionally, 60,000 Class A common shares were reserved for issuance at a per share option price from 10% to 95% of the market price on the dates these options were awarded, and 95,000 Class B common shares were granted as part of certain employment con-tracts at 100% of market price at the date of grant. At
February 28, 1995, there were 164,050 Class B com-mon shares available for grant under these plans.

  Details pertaining to the Company's plans are as fol-lows:


                             1995       1994       1993
- -------------------------------------------------------
Options granted:
  Class B-Common...........  35,950     48,400     65,700
Average option price:
  Class B-Common...........   12.04      14.08      15.06
Options exercised:
Class A-Common.............     ---        400     36,460
Class B-Common.............  22,300      7,900     25,930
Average option price:
  Class A-Common...........   ---        10.17       5.33
  Class B-Common...........   12.41      11.34       7.23
Options which became
exercisable:
  Class B-Common...........  42,900     46,300     36,900
Average option price:
Class B-Common.............   12.63      12.26      11.65
Options unexercised at
  year-end:
  Class A-Common...........  27,800     27,800     28,200
  Class B-Common........... 281,485    279,400    253,300
Option price range per
share:
  Class A-Common...........     .50        .50        .50
                                 to         to         to
                              10.17      10.17      10.17
  Class B-Common...........     .50        .50        .50
                                 to         to         to
                              16.78      16.78      16.78
Options cancelled:
  Class B-Common...........  11,565     14,400      4,400

H  RETIREMENT PLANS

   In fiscal 1994, the Company began the process of terminating the General Employee's Retirement Plan of the Personal Care Division of The Tranzonic Companies.
Notice of the Intent to Terminate The Plan was distrib-uted on November 15, 1994, and the Notice to Interested Parties was posted on January 31, 1995. The revised Plan document was submitted to the IRS to gain approval of Plan termination, and the Company is cur-rently awaiting the IRS ruling.

   The Company fully expects to receive a positive rul-ing from the IRS and subsequently the PBGC, and that existing plan assets will be sufficient to meet the final plan obligations. Distribution of benefits is expected to occur in fiscal 1996. Pension expense under the Plan amounted to $17,455 in 1994 and $24,000 in 1993.

   The Salary Savings and Profit-sharing Plan of The
Tranzonic Companies is a defined contribution plan covering certain qualifying employees. The Company's contributions to The Salary Savings and Profit-sharing
Plan were $389,735 in 1995, $283,500 in 1994 and
$219,850 in 1993.

I  INCOME TAXES

   The provision for income taxes consists of the follow-ing:


                             1995       1994       1993
- -------------------------------------------------------
Current:
  Federal              $2,831,000    771,000  2,028,000
  State and local         340,000    455,000    587,000
- ---------------------------------  ---------  ---------
                        3,171,000  1,226,000  2,615,000
Deferred:
  Federal                 103,000    574,000    (43,000)
  State and local          80,000      ---         ---
- ---------------------------------  ---------  ---------
                          183,000    574,000    (43,000)
- ---------------------------------  ---------  ---------
                       $3,354,000  1,800,000  2,572,000
- -----------------------==========  =========  =========

        The Company's effective tax rate differs from the statutory federal income tax rate (35 percent in 1995 and 1994, and 34 percent in 1993) as follows:

                             1995      1994      1993
- -----------------------------------------------------
Computed income taxes at
  statutory rate............35.0%     35.0%      34.0%
State and local income
  taxes, net of federal
  income tax benefit........ 3.2       6.9        5.4
Amortization of goodwill.... 1.3       2.1        1.0
Lower rate benefit..........(1.0)     (1.0)       ---
Other.......................  .3      (3.9)      (2.5)
- ---------------------------------     -----      -----
                            38.8%     39.1%      37.9%
- ----------------------------=====     =====      =====

        Significant components of the Company's
deferred tax assets and liabilities at February 28, 1995 and 1994 are as follows:

                                      1995        1994
- --------------------------------------------------------
Deferred tax assets:
  Bad debt reserve................ $  149,565     110,974
  Inventory valuation.............    557,984     425,792
  Vacation accrual................     55,095      81,688
  Bonus accrual...................    170,032     119,888
  Deferred compensation...........    293,461     216,832
  Deferred gain...................    832,324     812,951
  Package design costs............    196,124     178,778
  Restructuring cost reserve......       ---      321,436
  Other...........................    287,620     239,300
- ---------------------------------------------   ---------
  Total deferred tax assets....... $2,542,205   2,507,639
- -----------------------------------==========   =========
Deferred tax liabilities:
  Depreciation....................  2,334,910   2,318,234
  Incentive compensation..........    264,986     250,042
  Other...........................    535,504     349,814
- ---------------------------------------------   ---------
  Total deferred tax liabilities..  3,135,400   2,918,090
- ---------------------------------------------   ---------
Net deferred tax liabilities...... $  593,195     410,451
- -----------------------------------==========   =========

J SEGMENT DATA

   The industry segment in which the Company oper-ates is primarily the conversion of paper and allied products.

   The majority of the Company's products originate from large rolls of paper or allied products purchased directly from mills where such materials are manufac-tured. As such, each of the Company's divisions display similar purchasing function characteristics. Also, the end-use of most of the Company's products are similar, as the majority of sales are of disposable products used for personal hygiene and cleaning.

   The Company's foreign operations and export sales are immaterial.

K  LEASE COMMITMENTS

   The Company conducts operations at certain facili-ties under various noncancellable operating leases.

   Rent expense charged to operations was $1,825,620, $1,480,185 and $1,264,572 in fiscal years 1995, 1994 and 1993, respectively.

   Rental commitments at February 28, 1995 for non-cancellable operating leases with initial terms greater than one year are as follows:

    1996...................................   $1,646,963
    1997...................................    1,492,264
    1998...................................    1,452,816
    1999...................................    1,263,056
    2000...................................    1,031,796
    after 2000.............................    7,709,604
- --------------------------------------------------------
                                             $14,596,499
- ---------------------------------------------===========

L  CLASS B COMMON SHARES

   Class B common shares, each of which have one-tenth the voting power of a Class A common share, must be paid a per share dividend at least equal to that paid on the Class A common shares. Class A common shares may be converted into Class B common shares on a one-for-one basis at the holder's option.

  M QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                           1st Quarter     2nd Quarter    3rd Quarter      4th Quarter
- ----------------------------------------------------------------------     -----------    -----------     ------------
1995
Sales.................................................     $36,647,776     38,939,766     37,276,446      36,034,075
Cost of goods sold....................................      24,536,342     26,375,217     25,052,326      24,134,453
Earnings before income taxes..........................       2,053,663      2,484,839      2,045,729       2,055,165
Income taxes..........................................         793,000        995,000        755,000         811,000
Net earnings..........................................       1,260,663      1,489,839      1,290,729       1,244,165
Per share amounts:
  Net earnings........................................             .36            .43            .36             .35
  Cash dividends paid:
     Class A common...................................            .045           .045           .045            .045
     Class B common...................................            .085           .085           .085            .085

1994
Sales.................................................     $31,238,224     33,279,711     33,286,536      33,377,657
Cost of goods sold....................................      20,500,210     22,143,258     22,021,079      22,828,576
Earnings before income taxes..........................       1,774,438      1,524,013      1,611,160        (310,346)
Income taxes..........................................         697,500        598,500        682,000        (178,000)
Net earnings..........................................       1,076,938        925,513        929,160        (132,346)
Per share amounts:
  Net earnings........................................             .30            .27            .26            (.03)
  Cash dividends paid:
  Class A common......................................            .045           .045           .045            .045
  Class B common......................................            .085           .085           .085            .085

A significant fourth quarter adjustment in 1994 brought about by the restructuring of the Housewares Division resulted in a decrease in net earnings of $792,000 or 22 cents per share.

          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Tranzonic Companies:

We have audited the accompanying consolidated bal-ance sheets of The Tranzonic Companies and sub-sidiaries as of February 28, 1995 and 1994 and the related consolidated statements of earnings, sharehold-ers' equity and cash flows for each of the years in the three-year period ended February 28, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reason-able assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting princi-ples used and significant estimates made by manage-ment, as well as evaluating the overall financial state-ment presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Tranzonic Companies and subsidiaries as of February 28, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended February
28, 1995, in conformity with generally accepted accounting principles.

                                /s/ KPMG Peat Marwick LLP

                                Cleveland, Ohio
                                March 31, 1995

                           SHAREHOLDER INFORMATION


                           THE TRANZONIC COMPANIES

                              SHARE PRICE RANGE

                    Traded on the American Stock Exchange
                           Years Ended February 28

                           Class A Common                      Class B Common
                          Symbol --- TNZA                      Symbol --- TNZB
                  ---------------------------------   ---------------------------------
                       1995              1994               1995             1994
- ---------------------------------------------------------------------------------------
1st Quarter.....  12 1/2   10 7/8   16 1/4   14 3/4   12 3/8   10 3/4   15 1/4   14
2nd Quarter.....  14 3/8   11 1/4   16       13 1/4   13 5/8   10 1/2   14 1/2   13 3/8
3rd Quarter.....  22 1/2   13 1/4   14 1/4   13       20 3/8   12 1/8   14 1/4   13 1/8
4th Quarter.....  19 1/4   14 3/4   13 5/8   11 7/8   17 3/4   14 3/8   13 5/8   11 3/8

As of April 24, 1995, there were 387 Class A Common and 383 Class B Common shareholders of record.

                           THE TRANZONIC COMPANIES

                              DIVIDEND PAYMENTS

                           Years Ended February 28

                             Class A Common                      Class B Common
                  ---------------------------------   ---------------------------------
                       1995              1994               1995             1994
- ---------------------------------------------------------------------------------------
1st Quarter..........  4.5Cent(s)        4.5Cent(s)         8.5Cent(s)       8.5Cent(s)
2nd Quarter..........  4.5Cent(s)        4.5Cent(s)         8.5Cent(s)       8.5Cent(s)
3rd Quarter..........  4.5Cent(s)        4.5Cent(s)         8.5Cent(s)       8.5Cent(s)
4th Quarter..........  4.5Cent(s)        4.5Cent(s)         8.5Cent(s)       8.5Cent(s)
- -----------------------------           -------            -------          -------
                      18.0Cent(s)       18.0Cent(s)        34.0Cent(s)      34.0Cent(s)
- ----------------------=======           =======            =======          =======

TRANSFER AGENT
AND REGISTRAR
Society National Bank
Cleveland, Ohio 44115

GENERAL COUNSEL
Berick Pearlman & Mills Co., L.P.A.
Cleveland, Ohio 44114

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
Cleveland, Ohio 44114

FORM 10-K
Shareholders who desire a copy of
the fiscal 1995 annual report on
Form 10-K may obtain it without
charge by writing to Alayne L.
Reitman, Vice President-Finance
and Treasurer

THE TRANZONIC COMPANIES
30195 Chagrin Blvd.
Pepper Pike, Ohio 44124
216/831-5757

                     BOARD OF DIRECTORS


*JAMES H. BERICK
   Chairman, Berick, Pearlman & Mills Co., L.P.A. (Attorneys)

*JOSEPH A. CAMPANELLA
    Executive Vice President, Star Banc Corporation

+DAVID J. GOLDEN
   Senior Vice President

*STEVEN W. PERCY
   President, BP Oil Co. and
   Executive Vice President, BP America Inc.

+MORTON L. REITMAN
   Executive Vice President and President-Personal Care Division

+ROBERT S. REITMAN
   Chairman, President and Chief Executive Officer

SYLVIA K. REITMAN
   Investor

*THOMAS S. ROBERTSON
   Chairperson of the Marketing Department, The Wharton
   School of the University of Pennsylvania

JAMES C. SPIRA
   Group Vice President


*Members of Audit and Compensation Committees
+Members of Executive Committee


                  OFFICERS


ROBERT S. REITMAN
   Chairman, President and Chief Executive Officer

MORTON L. REITMAN
   Executive Vice President and President-Personal Care Division

JAMES C. SPIRA
   Group Vice President

DAVID J. GOLDEN
   Senior Vice President

RICHARD J. SIMS
   Senior Vice President and President-Industrial Textiles Division

JAMES L. GLENN
   Vice President and President-Housewares Division

DENNIS H. KELLY
   Vice President and President-Industrial Packaging Division

ALAYNE L. REITMAN
   Vice President-Finance and Treasurer

ROBERT D. WEITZNER
   Vice President-Information Technology

RICHARD J. PENNZA
   Chief Accounting Officer

JAMES H. BERICK
   Secretary

ANTHONY M. RIBAUDO
   Managing Director-Housewares Division

WILLIAM E. HEMANN
   Executive Vice President-Personal Care Division

GEORGE B. MURPHY
   Senior Vice President-Personal Care Division

ERNEST L. CLARKE
   Vice President Medical Division-Personal Care Division

PAUL D. MARION, JR.
   Vice President National Accounts-Personal Care Division

KATHLEEN A. METZGER
   Vice President Administration-Personal Care Division

BETH SMYLIE RICHMAN
   Vice President Retail Division-Personal Care Division

NORMAN D. SULL
   Vice President Purchasing-Industrial Textiles Division

DAVID J. WILLIAMS
   Vice President Sales-Industrial Textiles Division

CHRISTOPHER T. CIRA
   Assistant Vice President Finance-Industrial Textiles Division

HELEN MALHOTRA
   Assistant Vice President Information Systems -Industrial Textiles Division

DANIEL R. MOON
   Assistant Vice President Marketing-Industrial Textiles Division


              We mourn the loss of
   William P. Kanther and Robert A. Mediate.


                           [INSIDE BACK COVER PAGE]

                           THE TRANZONIC COMPANIES
                           30195 Chagrin Boulevard
                           Pepper Pike, Ohio 44124















                          [OUTSIDE BACK COVER PAGE]