Form 10-K, Exhibit 13
period 1996-02-29
TRANZONIC COMPANIES
filed 1996-05-29
CIK 1761

                                                                      Exhibit 13
                                                           [OUTSIDE FRONT COVER]

                             THE TRANZONIC COMPANIES
[TRANZONIC LOGO]

[PHOTO 1: Photo of Morton L. Reitman, William E. Hermann, Kathleen A. Metzger and Beth Smylie Richardson, the President, Executive Vice President, Vice President Administration and Vice President Retail Division, respectively, of the Personal Care Division, and miscellaneous personal care products.]

                                             ANNUAL REPORT 1996

[PHOTO 2: Photo of Richard J. Sims, Christopher T. Cira and Norman D. Sull, the President, Assistant Vice President Finance, and Vice President Purchasing, respectively, of the Industrial Textiles Division, and miscellaneous industrial wiping and cleaning products.]

                                             THE BEST PEOPLE

[PHOTO 3: Photo of Dennis H. Kelly, James D. Armstrong, Jr., and Robert E. Isaacs, the President, Plant Manager - Perrysburg, and National Sales Manager, respectively, of the Industrial Packaging Divisions, and miscellaneous paper tubes, sleeves and cores.]

                                             PRODUCE THE BEST RESULTS

THE TRANZONIC COMPANIES

Headquartered in Cleveland, Ohio, The Tranzonic Companies manufactures and distributes nationally a wide variety of products to the industrial, institutional, and consumer sectors. Expanding outward from strengths in paper and cloth products, Tranzonic has added complementary product lines in personal hygiene, maintenance and safety, and industrial packaging in order to serve as a primary supplier in each of its customer segments. Product quality and customer service have been primary growth drivers, and the Company has been enhancing efficiency through the implementation of leading-edge management and information strategies. The Company has expanded through both internal development and strategic acquisitions of growth businesses that have strong synergy with existing operations.

[PHOTO 4: Photo of miscellaneous personal care products.]

[PHOTO 5: Photo of miscellaneous industrial wiping and cleaning products and protective garments.]

[PHOTO 6: Photo of miscellaneous paper tubes, sleeves and cores.]






                             [INSIDE FRONT COVER]

FINANCIAL HIGHLIGHTS


                                                        THE TRANZONIC COMPANIES


For the Years Ended February 29/28                     1996              1995
- ----------------------------------------------------------------------------------
Sales ..........................................  $   137,215,521      126,940,765
Operating earnings .............................        7,179,566        7,621,726
Earnings from continuing operations.............        4,416,310        4,531,342
Earnings from discontinued operations
  (net of income taxes) ........................          410,032          754,054
Loss on disposal of Housewares Division
  (net of income taxes)  .......................       (7,250,000)           --
Net earnings (loss) ............................       (2,423,658)       5,285,396
Net earnings (loss) per Common Share:
  From continuing operations ...................             1.25             1.29
  From discontinued operations .................            (1.94)             .22
Cash dividends:
  Per Class A Common Share .....................             .195              .18
  Per Class B Common Share .....................             .355              .34
Total assets ...................................       75,021,643       80,279,466
Long-term debt .................................        7,000,000        7,600,000
Shareholders' equity ...........................       49,154,116       52,236,347
Shareholders' equity per Common Share ..........            14.03            15.03
Common Shares outstanding ......................        3,503,388        3,474,338


TO OUR SHAREHOLDERS

     Although financial results in fiscal 1996 were disappointing, several aspects of Tranzonic's performance suggest that we should emerge successfully from that difficult period. Each of our divisions produced record sales, and all were profitable during the year ended February 29th.

     Fiscal 1996 consolidated sales from continuing operations grew to $137.2 million, up 8.1 percent from the $126.9 million recorded a year earlier. However, throughout the year we experienced mounting pressure on profit margins primarily as a result of raw material cost increases, customer pricing demands and competition for market share. These market conditions, combined with changes in product mix, led to a 5.8 percent decline in operating earnings from continuing operations to $7.2 million. The comparable number last fiscal year was $7.6 million.

     While we have been able to improve operating efficiency, effect cost savings through our materials procurement practices, and obtain price increases in some markets, the struggle to preserve margins has been particularly acute in certain retail segments of our business. Over the past year, we have been evaluating the opportunities in each of the markets we serve, and reassessing how best to deploy our resources to achieve long-term profitable growth. This process included analysis of the factors influencing growth and of the investment requirements necessary to achieve our goals.

     From this assessment, we determined that changes occurring in the retail marketplace limit the opportunity for adequate earnings growth and return in relation to the market risks. Thus, we concluded to reduce our involvement in certain consumer products.

     To accomplish this, in late February 1996 we entered into a definitive agreement to sell our Housewares Division, which principally markets laundry and closet storage products to mass merchants and specialty retailers, to Whitney Corr.Pak International, Inc. We completed the sale on March 29, 1996. As a result of this divestiture, we incurred a one-time fourth quarter non-cash, after-tax charge of $7.3 million. Together with earnings from discontinued operations of $410 thousand net of tax, the fourth quarter loss from discontinued operations totaled $6.8 million, or $1.94 per share, result-


Sales from
Continuing
Operations
(In Thousands)
92      $105,765
93      $110,188
94      $115,919
95      $126,941
96      $137,216




Operating
Earnings from
Continuing
Operations
(In Thousands)
92      $7,490
93      $6,544
94      $4,019
95      $7,622
96      $7,180


[PHOTO 7: Photo of Robert S. Reitman]

Robert S. Reitman

Chairman, President and
Chief Executive Officer


ing in a net loss of $2.4 million for the year. On a per share basis, the quarter and full year net loss totaled $1.58 and $.69 per share, respectively.

     In addition, the douche and enema product lines manufactured by our Hospital Specialty unit were sold in February 1996, for cash, to NutraMax Products, Inc., based in Gloucester, Massachusetts. This transaction served to reduce further our exposure to a particularly price-sensitive segment of the retail marketplace.

                         THE DIVESTITURES IN PERSPECTIVE

     A significant aspect of our long-term growth plan is to become more important to each of our customers. We have worked toward that objective by broadening our product line offerings through internal expansion and acquisitions. Our investment in building the housewares business from approximately $3 million when we entered that market in 1988 to $24 million last year met our original revenue growth objectives. We achieved that level of scale through internal growth and the four acquisitions that comprised Design Trend, which would have served us well in the retail environment we entered in 1988.

     However, consumer price sensitivity, coupled with the immense purchasing and pricing power of mass merchandisers, substantially increased the threshold of scale required to achieve reasonable profitability. Indeed, even large players in the housewares market balked at raising prices last year--despite dramatic increases in raw material costs--in the face of pressure from mass-merchants and specialty retailers.

     While such market dynamics may be cyclical, the more important reason for exiting what has become a very intense retail arena is that it enables us to focus financial and management resources on growing our businesses which serve industrial and institutional markets. It is those areas served by our three remaining business units--Hospital Specialty, CCP Industries and Baxter Tube--in which we have special experience and knowledge, historically have earned better margins and a higher rate of return, and see the greatest long-term opportunity.

Net Earnings
from Continuing
Operations
(In Thousands)
92   $4,693
93   $4,101
94   $2,331
95   $4,531
96   $4,416

Net Earnings
Per Common Share
from Continuing
Operations
92   $1.33
93   $1.15
94   $ .67
95   $1.29
96   $1.25

                    CONTINUED DEVELOPMENT OF CORE STRATEGIES

     Building upon the established foundations of each of our remaining businesses is our first priority going forward. We remain committed to becoming a much larger company able to deliver profitable growth and a corresponding increase in shareholder value. That will be achieved by implementing our core strategies discussed in this letter a year ago, namely: focusing on customers, implementing technology, and enabling human resource development.

     To expand our importance to customers and our customer base, we aggressively seek acquisitions which add to our array of complementary products. Our acquisition criteria require a strong existing management team, moderate to low-cost products that enhance our value to customers as a single source supplier, and the ability to enhance earnings upon consolidation. Our acquisition of Plezall Wipers early last year is a good case in point. Now part of our CCP Industries unit, Plezall increased CCP's scale by expanding significantly our line of woven textiles thereby, complementing our non-woven product offerings, expanding CCP's markets and customer base, and opening new opportunities for market penetration. Plezall was successfully integrated into CCP and contributed to CCP's strong sales and profit results in fiscal 1996.

     Our strategy of implementing information technology has been effective in improving our sales forecasting, purchasing practices, inventory management, and cost controls, and in helping to identify market and other trends which offer opportunity. We are working smarter and more efficiently. Just one reflection of this is that in a year of rising costs (fiscal 1996), we experienced a modest decline in the ratio of selling, general and administrative expense to sales.

     Important to migrating this technology throughout the Tranzonic organization is the third part of our core strategy--enabling human resource development. Strong division management in each of our business units is supported by the valued experience and dedication of the people who make


  Total
Capitalization
(In Thousands)
92   $42,744 - $195
93   $46,329 - $2,900
94   $47,479 - $9,000
95   $52,236 - $7,600
96   $49,154 - $7,000

          Long-Term
             Debt

         Shareholders'
            Equity

                                        4
up our organization. We rely on them individually and as a team to absorb and successfully integrate new technologies into their operations, and to identify the products and services which strengthen our relationships with customers.

                                   THE OUTLOOK

     We believe the near- and long-term outlook for The Tranzonic Companies is bright. While fiscal 1996 produced a pause in our bottom line growth, we believe that the results of the divestitures will be positive. Proceeds of the sales, along with our strong financial position and ready access to capital, provide ample resources to support our acquisition pursuits and other corporate requirements. We will continue our assessment of each division in the context of the changing needs of our markets and how to best meet them, and this year we will implement strategic refinements to our operations that focus on strengthening our customer-partner relationships and growing our position in the industrial and institutional markets.

     We would like to commend our employees who remain focused on quality and customer service. We also are grateful to our directors for their important contributions in shaping our Company and thank our customers for their loyalty and our shareholders for their continued support in this challenging transition period.

Sincerely,


/s/ Robert S. Reitman

Robert S. Reitman
Chairman, President and Chief Executive Officer
May 17, 1996


Shareholders'
 Equity
Per Share
92   $12.32
93   $13.21
94   $13.75
95   $15.03
96   $14.03

CRITERIA TO IDENTIFY
     ACQUISITION TARGETS
- -----------------------------------             HOSPITAL SPECIALTY [PHOTO 8:
                                                Photo of miscellaneous personal
                                                care products.]

   ENHANCE IMPORTANCE TO CUSTOMERS

   HIGH-AFFINITY PRODUCT LINE
   DIVERSIFICATION

   NEW CHANNELS

   REGIONAL STRENGTH

   CONSOLIDATION POTENTIAL



PRIORITIZING
     ACQUISITION TARGETS
- -----------------------------------------------------  CCP INDUSTRIES [PHOTO 9:
                                                       Photo of miscellaneous
                                                       industrial wiping and
                                                       cleaning products and
                                                       protective garments.]
   OPERATIONS                           FINANCIAL

   SUPERIOR MANAGEMENT                  EARNINGS MOMENTUM

   LOW COST TO PRODUCE                  BALANCE SHEET HEALTH

   TECHNOLOGY                           RIGHT SIZE

   CONSUMABLES

   CRITICAL/LOW-COST COMPONENTS

                                                  BAXTER TUBE [PHOTO 10: Photo
                                                  of miscellaneous paper tubes,
                                                  sleeves and cores.]

      THE OPERATIONS AND MARKETS OF
                             THE TRANZONIC COMPANIES
- --------------------------------------------------------------------------------



   MAJOR PRODUCTS            PRINCIPAL MARKETS         PRIMARY CUSTOMERS
   -------------------------------------------------------------------
   Feminine Hygiene          Institutional             Grocery and Drug Chains
   Adult Incontinence        Commercial                Mass Merchandisers
   Baby Diapers              Away From Home            Paper Distributors
   Toilet Seat Covers        Healthcare                Janitorial Distributors
   Odor Control              Consumer                  Medical Distributors
   Washroom Accessories                                Home Healthcare Dealers
                                                       Food Service Distributors

- --------------------------------------------------------------------------------

   Industrial Wiping Cloths  Automotive                Tens of thousands of small
   Personal Safety           Manufacturing             businesses across the U.S.
   Work Apparel              Food Service              and Canada
   Specialty Chemicals       Facility Maintenance
   Environmental Protection  Healthcare
   Washroom Supplies         Graphic Arts


- --------------------------------------------------------------------------------
   Forming Tubes             Automotive                Fiberglass Manufacturers
   General-purpose Tubes     Industrial                Automotive and Industrial
   Sleeves                   Construction              Manufacturers
                                                       Construction Products
                                                       Distributors


- --------------------------------------------------------------------------------

HOSPITAL SPECIALTY

                    ...the Division is focused on reducing manufacturing costs, improving productivity, and maintaining an aggressive marketing posture to hold or gain share...

     Hospital Specialty, the Company's Personal Care Division and largest operating unit, had a modest increase in sales to a new record level in fiscal 1996, with increases recorded in all but one major product category. Operating profits, however, fell well below those of the prior year primarily as a result of rapid cost increases in raw materials such as fluff pulp, which is used in many of the Division's products, and continued pricing pressure in all markets served. The impact of raw material increases would have been substantially greater but for the Division's forward purchases of fluff pulp as prices rose. While the Division was able to obtain price increases for some of its products, the markets it serves remain very price sensitive. In this environment, the Division is focused on reducing manufacturing costs, improving productivity, and maintaining an aggressive marketing posture to hold or gain share.

     The Division serves institutional, industrial and to a lesser extent consumer markets with a broad line of personal care and washroom related products. Several initiatives undertaken during the year helped to improve quality and service to distributor-partners and retail customers, and contributed to sales growth. These initiatives included: introduction of restroom deodorant systems; continued product bundling for industrial distribution; improved use of computerized distribution systems; restructuring of sales, technical and administrative staff; and aggressive marketing of many new products.

     Building on its program of bundling synergistic products, the Division's "Total Washroom Essentials" (TWE) program accounted for solid growth including sales of restroom deodorant systems. The TWE program features MAXITHINS(R) and GARDS(R) feminine napkins, Tampax(R) brand tampons, HEALTHGARDS(R) toilet seat covers, HEALTHGARDS(R) odor control systems, and Hospeco washroom accessories.

     The TWE program was introduced in fiscal 1995 and has proven successful through offering an integrated bundle of value-added products to institutional and industrial customers. The program is a significant shift from traditional product focus to a total program concept that enhances the Division's value as a single-source supplier to our industrial distributors.

     The largest sales gain came from the toilet seat cover segment where the Division was able to gain market share. In addition to toilet seat covers, sales of restroom deodorant systems were also strong throughout most of the year. Both are integral lines in the Division's core business. The institutional business offers the greatest opportunities for profitable growth which will be augmented by new products added through internal development and acquisitions. As noted in the Letter to Shareholders, the Division sold its douche and enema product lines during the year, thus reducing its exposure to a particularly price-sensitive segment of the retail marketplace.

Personal Care Division
- ----------------------
MORTON L. REITMAN (Standing middle)
     President

WILLIAM E. HEMANN (Standing left)
     Executive Vice President

KATHLEEN A. METZGER (Seated)
     Vice President Administration

BETH SMYLIE RICHMAN (Standing right)
     Vice President Retail Division

[PHOTO 11: Photo of Morton L. Reitman, William E. Hermann, Kathleen A. Metzger and Beth Smylie Richardson, the President, Executive Vice President, Vice President Administration, and Vice President Retail Division, respectively, of the Personal Care Division, in the foreground, with shelves stocked with miscellaneous personal care products in the background.]

[PHOTO 12: Photo of Richard J. Sims, Christopher T. Cira, David J. Williams, Robert W. Dailey III, Norman D. Sull, Helen Malhotra, Brian H. Markowitz and Daniel R. Moon, the President, Assistant Vice President Finance, Vice President Sales, Vice President Market Development, Vice President Purchasing, Assistant Vice President Information Systems, Vice President and Assistant Vice President Marketing, respectively, of the Industrial Textiles Division, seated at and standing by a table of miscellaneous industrial wiping and cleaning products and protective garments.]

CCP INDUSTRIES, INC.


                    ...additional development and enhancement of key procurement relationships resulted in a better than expected expansion into wholesale channel sales...

     Fiscal 1996 was a year of record performance for CCP Industries, our Industrial Textiles Division. All three of the Division's business units: CCP U.S., CCP Canada and Plezall Wipers, acquired at the beginning of the fiscal year, contributed to the significant gains in sales and operating income.

     This superior performance was driven by a number of key initiatives in CCP's business plan. Continuous improvement initiatives in marketing, sales management and operations resulted in product line diversification, development of additional management information systems, sales training and service enhancements. Additional development and enhancement of key procurement relationships resulted in a better than expected expansion into wholesale channel sales. These accomplishments were consistent with business strategies which focus on customer relationship management, strategic acquisitions and alliances, profit maximization and development of a progressive corporate culture.

     Lavatory supplies, safety products and work apparel product categories registered the strongest growth last year. Growth in all product categories is accomplished most effectively by increasing sales to existing customers. Product development and line diversification play a large part in achieving that end. During the past year dozens of products were added to the Division's work apparel, wiping cloths, washroom, chemicals and cleaning supplies, and safety lines. CCP has sharpened its focus on specific industry segments, such as automotive and graphics, to achieve greater market penetration. It has expanded its use of telephone sales and developed new management information enabling CCP quickly to direct its resources toward under-performing areas. All of these initiatives have contributed to CCP's ability to serve customers in a broad array of industrial, commercial and institutional markets.

     Intensive on-going sales training programs equip our more than 250 sales people to better communicate the benefits and cost savings which CCP offers as a primary supplier. Among these benefits are quality guaranteed product bundles, application solutions, reduced procurement cost through our Primary Supplier Approach, and customized products and solutions. Training extends to programs aimed at improving management skills, and addresses specific operating functions such as purchasing, inventory management, computer systems, and safety, to name only a few. In addition to helping employees develop their potential and become more productive, training is an important inducement to retaining the best people.

     CCP continues to develop into a progressive manufacturing and distribution company focused on long-term growth, supported by a large sales force and product line diversification that improves its position as a primary supplier to customers. To increase this diversification, CCP will continue to develop creative resources and undertake strategic acquisitions and alliances that strengthen relationships with major suppliers and heighten value to customers.


Industrial Textiles Division
- ----------------------------------------
(Starting in lower left going clockwise)

RICHARD J. SIMS
     President

CHRISTOPER T. CIRA
     Assistant Vice President Finance

DAVID J. WILLIAMS
     Vice President Sales

ROBERT W. DAILEY, III
     Vice President
     Market Development

NORMAN D. SULL
     Vice President Purchasing

HELEN MALHOTRA
     Assistant Vice President
     Information Systems

BRIAN H. MARKOWITZ
     Vice President

DANIEL R. MOON
     Assistant Vice President
     Marketing

BAXTER TUBE COMPANY

                    ...Baxter employees provide a high degree of knowledgeable support in product application and problem solving that enhances customer satisfaction...

     Baxter Tube Company, our Industrial Packaging Division, overcame a myriad of challenges in fiscal 1996 to score double-digit increases in sales over the prior record year and achieve the best operating earnings in its history. This progress was achieved despite flattening of sales among some existing customers as business levels peaked. Baxter offset this condition through a combination of pricing initiatives which enabled it to hold its position with existing customers while successfully developing new account activity.

     Baxter met the challenges of rapidly rising raw material costs and restricted availability of certain raw materials through internal improvements and corrective actions which, combined with a recent easing in the raw material market and active purchasing efforts, indicates improved earnings potential in the period ahead.

     Baxter produces spiral wound paper tubes, cores and sleeves for a wide variety of industrial applications. It focuses on customer relations with an emphasis on consumable products that meet all requirements for cost effectiveness and quality. Baxter's products are used in industries, such as fiberglass production, where its forming tubes have proven to be technically superior and cost-efficient, and in the automotive industry where Baxter products have found a wide range of general and product-specific uses. While Baxter's business is global, the majority of revenue arises in the United States.

     Baxter's products are manufactured under carefully controlled conditions emphasizing techniques that ensure the high quality required to satisfy our customers' performance criteria. This close attention to quality manufacturing was recognized again in fiscal 1996 as the Division's Minerva, Ohio, plant achieved International Organization for Standardization Certification, ISO-9002:94. Its Ware Shoals, South Carolina, plant received that status in fiscal 1995. ISO Certification affirms, through an audit by the ISO third party assessor, that a company documents its quality policies and procedures, trains its people and audits processes to ensure compliance. The Certification confirms, in effect, that Baxter does what it says it will do in delivering products manufactured to its high quality levels. Since only some 700 U.S. companies are currently ISO Certified, Baxter is in very select company. In addition to a strong quality system, Baxter employees provide a high degree of knowledgeable support in product application and problem solving that enhances customer satisfaction.

     Baxter's sales efforts will be enhanced by further training and aggressive deployment of its direct sales force--an initiative that will impact positively its ability to sell in increasing depth to volume core and tube users. In addition, the Division remains focused on continued product development and increased plant productivity.


Industrial Packaging Division
- ------------------------------
DENNIS H. KELLY (Seated right)
     President

ROBERT A. DOUGLAS (Seated left)
     Financial Manager

KENNETH E. ZWICK (Standing left)
     Plant Manager-Minerva

JAMES D. ARMSTRONG, JR. (Standing middle)
     Plant Manager-Perrysburg

ROBERT E. ISAACS (Standing right)
     National Sales Manager

BUSTER T. SIMPSON (not pictured)
     Plant Manager-Ware Shoals, SC

[PHOTO 13: Photo of Dennis H. Kelly, Robert A. Douglas, Kenneth E. Zwick, James
D. Armstrong, Jr., and Robert E. Isaacs, the President, Financial Manager, Plant Manager - Mineva, Plant Manager - Perrysburg, and National Sales Manager, respectively, of the Industrial Packaging Division, seated on or standing near paper tubes and cores.]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS:
                       FISCAL 1996 COMPARED TO FISCAL 1995

    On February 29, 1996, the Company signed a definitive agreement to sell for cash substantially all net operating assets of its Housewares Division, Design Trend. Conse-quently, results of operations discussed below have been reclassified to reflect both continuing and discontinued operations. The divestiture, which occurred on March 29, 1996, represents a strategic redirection in the Company's allocation of resources away from the consumer retail market.

    As a result of that transaction, the Company incurred a fourth quarter non-cash after-tax charge of $7.3 million, or $2.06 per share. This charge, combined with earnings from discontinued operations of $410 thousand, or 12 cents per share, resulted in a fiscal 1996 loss from discontinued operations of $6.8 million, or $1.94 per share. Earnings from discontinued operations in fiscal 1995 were $754 thousand, or 22 cents per share. In combining continued and discontinued operations the Company reported a fiscal 1996 net loss of $2.4 million, or 69 cents per share, compared with prior fiscal year earnings of $5.3 million, or $1.51 per share.

    Sales from continuing operations for the fiscal year ended February 29, 1996 were $137.2 million, 8.1 percent above the $126.9 million of fiscal 1995. Each of the three continuing operating units contributed to this sales gain. Of the sales increase recorded in fiscal 1996, 52 percent resulted from the addition of Plezall Wipers, acquired at the beginning of the fiscal year. Selective price increases instituted during the year added 30 percent to year over year sales gains. The introduction of new products such as our restroom deodorants systems distributed through Hospital Specialty (our Personal Care Division), and the expansion of new safety products distributed by CCP Industries (our Industrial Textiles Division), added 16 percent to the fiscal year overall increase. The Company's continuing initiatives to improve sales force effectiveness through product line extensions, sales force training and the use of sales management information systems helped to improve volume sales.

    The cost of goods sold for continuing operations increased to 68.6 percent of sales in fiscal 1996 from 65.8 percent for fiscal 1995. This increase was the result of a combination of forces, including the dramatic increase in the price of fluff pulp and paper which did not begin to subside until late in the fourth quarter of fiscal 1996. Pricing of fluff pulp, the major raw material component of product cost at Hospital Specialty, nearly doubled at its peak in late fiscal 1996 over its lowest level in fiscal 1995. Other factors influencing cost of goods as a percent of sales include competitive pricing in consumer markets and the increase in sales of lower gross margin wholesale products.

    Tight control of selling, general and administrative expenses and continued improvement in administrative efficiency resulting from the effective use of technology in the areas of marketing and distribution resulted in a decrease in these expenses to 26.1 percent of sales for fiscal 1996 from 28.2 percent for the prior fiscal year. Two other events, which occurred during the fourth quarter of the current fiscal year, added to this favorable decline. Consistent with the strategic redirection exemplified by the sale of Design Trend, our Hospital Specialty Division sold for a gain ($931,800) certain assets comprising its douche and enema line of business. In addition, the insurance company which administers the Company's health and welfare benefits plan converted to a stock company from a mutual company. In the conversion, the Company received shares which it sold for a gain ($604,500). The proceeds will be used to fund future health claims.

    Earnings from continued operations declined 2.5 percent to $4.4 million in fiscal 1996 from $4.5 million in fiscal 1995. Highly competitive and price-sensitive customers forced the Company to absorb rapidly escalating raw material costs in several product categories. As a result, earnings from continued operations fell to 3.2 percent from 3.6 percent in fiscal 1995.

    Net interest expense increased to $594 thousand in fiscal 1996, as compared to $317 thousand in fiscal 1995. This 87.2 percent increase was the result of higher borrowing levels related to the acquisition of Plezall and forward purchases of raw materials, and higher interest rates which raised the cost of borrowing. Interest coverage, calculated as operating earnings divided by net interest expense, fell to 12.1 times for fiscal 1996 from 24.0 times for fiscal 1995.

    Earnings from continuing operations before income taxes for fiscal 1996 declined to $6.6 million from $7.3 million in the preceding fiscal year. Consistent with the lower earnings, income taxes fell to $2.2 million from $2.8 million for fiscal 1995. The effective tax rate also declined to 32.9 percent for fiscal 1996 versus 38.0 percent for the prior fiscal year. This improvement resulted from lower state and local taxes and the increase in tax-exempt income earned by the Company.

                             RESULTS OF OPERATIONS:
                       FISCAL 1995 COMPARED TO FISCAL 1994

    Fiscal 1995 sales from continuing operations were $126.9 million, 9.5 percent above the $115.9 million level achieved in fiscal 1994. Growth in adult incontinent product sales provided the largest increase in sales for Hospital Specialty. Sales gains at CCP Industries and Baxter Tube resulted from strong general domestic economic growth and improved marketing efficiencies.

    Cost of goods sold decreased slightly to 65.8 percent of sales in fiscal 1995 versus 66.0 percent of sales in fiscal 1994. Product mix changes and procurement opportunities more than offset the initial stages of raw material cost increases which carried into fiscal 1996.

    The implementation of technology to improve efficiency resulted in the reduction of selling, general and administrative expenses as a percent of sales to 28.2 percent in fiscal 1995, from 29.4 percent in 1994. Improved productivity allows the expense level to be leveraged over greater volume.

    Fiscal 1995 earnings from continuing operations totaled $4.5 million, or $1.29 per share, compared to the $2.3 million, or 67 cents per share, reported in fiscal 1994. Included in continuing operations for the fourth quarter of fiscal 1994 is a one-time charge taken by the Company in connection with the consolidation of Design Trend equal to 22 cents per share. Earnings from discontinued operations were $754 thousand, or 22 cents per share in fiscal 1995, as compared with $467 thousand, or 13 cents per share in fiscal 1994. Consolidated net earnings in fiscal 1995 increased to $5.3 million, or $1.51 per share, from $2.8 million, or 80 cents per share in fiscal 1994.

    Net interest expense increased 22.5 percent, primarily as a result of higher interest rates and the year-over-year impact of borrowings to finance acquisitions made in fiscal 1994. Interest coverage for fiscal 1995 was 24.0 times.

    Earnings from continuing operations before income taxes for fiscal 1995 of $7.3 million provided a 94.3 percent increase over the $3.8 million recorded in fiscal 1994. As a result, income taxes for fiscal 1995 rose to $2.8 million from $1.4 million for the prior fiscal year. The tax rate was 38.0 percent for fiscal 1995 and fiscal 1994.

                         LIQUIDITY AND CAPITAL RESOURCES

    The Company's financial position continues to be strong. Current assets are
3.2 times current liabilities at February 29, 1996 as compared to 2.9 times at February 28, 1995. Cash and cash equivalents nearly tripled by fiscal year end 1996 as a result of strong operating cash flow and the influx of cash from Hospital Specialty's sale of its douche and enema line of business. The reclassification of certain non-current assets to current as a result of the Housewares Division divestiture also added to an improved current ratio.

    Working capital at fiscal year end of $33.2 million increased 9.6 percent from the prior year's $30.3 million. The Company's debt-to-equity ratio of 14.2 percent at fiscal year end increased from 14.5 percent at prior year end.

    Cash provided from operations is the primary source of liquidity and amounted to $9.7 million in fiscal 1996, $3.9 million in fiscal 1995 and $7.2 million in fiscal 1994. These internally generated funds are used primarily for capital expenditures, dividends paid to shareholders and other miscellaneous investing and financing activities.

    The Company invested $3.2 million in property, plant and equipment to expand capacity and improve productivity. This amount compares to the $2.6 million invested in fiscal 1995 and $2.8 million in fiscal 1994. Fiscal 1997 investments are budgeted to be consistent with prior years.

    In March 1995, the Company acquired Plezall Wipers, Inc., a Miami, Florida distributor of woven textile wipers, for $2.9 million in a cash transaction accounted for as a purchase.

    In fiscal 1996 the Company increased its dividend payout to shareholders 7.7 percent to $885 thousand from $822 thousand. The Company's objective is to increase dividends periodically in a manner consistent with increases in free cash flow.

    The Company maintains a $30.0 million line of credit to finance working capital requirements if needed and to finance acquisitions. Cash received subsequent to fiscal year end 1996 from the sale of the Housewares Division was used to pay off outstanding debt.

    In fiscal 1995 the need to increase certain inventory stock at Design Trend to strengthen its ability to respond quickly to orders and the need to stock raw materials ahead of price increases at Hospital Specialty, caused the downward trend in cash provided by operations as compared to fiscal 1994. Further debt repayment and investments in property, plant and equipment in fiscal 1995 also added to the decreased cash levels from fiscal 1994.

                               ACCOUNTING CHANGES

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," which provides a basis for measurement and recognition of all stock-based employee compensation plans. The disclosure requirements of this Statement are effective for fiscal years beginning after December 15, 1995. The Company expects that it will maintain its current accounting method for stock-based compensation and disclose the pro-forma effects on net income and earnings per share of the fair market value method as permitted by the Statement.

                                    INFLATION

    Fiscal 1996 saw rising raw material costs, particularly for fluff pulp, paper and steel which significantly outpaced general inflation. Competitive pricing and customer pricing pressures, especially in the retail sectors which the Company serves, put downward pressure on operating margins. The Company attempts to alleviate these pressures by increasing selling prices to help offset rising costs, increasing productivity and improving manufacturing techniques.

SELECTED FINANCIAL DATA

                                                                                                            THE TRANZONIC COMPANIES

For the Years Ended February 29/28                        1996             1995            1994            1993             1992
- -----------------------------------------------------------------------------------------------------------------------------------
Sales .........................................     $ 137,215,521      126,940,765     115,919,011     110,187,909      105,765,052
Operating earnings ............................         7,179,566        7,621,726       4,018,590       6,543,941        7,489,936
Earnings from continuing operations
  before income taxes .........................         6,585,310        7,304,342       3,759,432       6,514,297        7,705,153
Income taxes ..................................         2,169,000        2,773,000       1,428,000       2,413,000        3,012,000
Earnings from continuing operations ...........         4,416,310        4,531,342       2,331,432       4,101,297        4,693,153
Earnings from discontinued operations
  (net of income taxes) .......................           410,032          754,054         467,833         112,685         (116,872)
Loss on disposal of Housewares
  Division (net of income taxes) ..............        (7,250,000)            --              --              --               --
Net earnings (loss) ...........................        (2,423,658)       5,285,396       2,799,265       4,213,982        4,576,281
Net earnings (loss) per Common Share:
  From continuing operations ..................              1.25             1.29             .67            1.15             1.33
  From discontinued operations ................             (1.94)             .22             .13             .04             (.04)
Cash dividends:
  Per Class A Common Share ....................              .195              .18             .18            .165              .16
  Per Class B Common Share ....................              .355              .34             .34            .325              .32
Total assets ..................................        75,021,643       80,279,466      73,537,946      63,675,545       58,015,061
Long-term debt ................................         7,000,000        7,600,000       9,000,000       2,900,000          195,000
Shareholders' equity ..........................        49,154,116       52,236,347      47,479,072      46,328,637       42,743,659
Shareholders' equity per Common
  Share .......................................             14.03            15.03           13.75           13.21            12.32
Common Shares outstanding .....................         3,503,388        3,474,338       3,452,038       3,507,838        3,468,128

Fiscal year 1994 includes a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share) for costs associated with restructuring the Housewares Division.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       THE TRANZONIC COMPANIES

Years Ended February 29/28                                           1996             1995            1994
- --------------------------------------------------------------------------------------------------------------
Sales .......................................................   $ 137,215,521     126,940,765     115,919,011
Costs and expenses:
   Cost of goods sold .......................................      94,171,671      83,580,232      76,560,280
   Selling, general and administrative expenses (note N) ....      35,864,284      35,738,807      34,040,141
   Restructuring cost .......................................            --              --         1,300,000
- -----------------------------------------------------------------------------     -----------     ------------
                                                                  130,035,955     119,319,039     111,900,421
- -----------------------------------------------------------------------------     -----------     ------------
      Operating earnings ....................................       7,179,566       7,621,726       4,018,590
Interest income .............................................          91,386          70,236          54,369
Interest expense ............................................        (685,642)       (387,620)       (313,527)
- -----------------------------------------------------------------------------     -----------     ------------
      Earnings from continuing operations before income taxes       6,585,310       7,304,342       3,759,432
Income taxes (note I) .......................................       2,169,000       2,773,000       1,428,000
- -----------------------------------------------------------------------------     -----------     ------------
      Earnings from continuing operations ...................       4,416,310       4,531,342       2,331,432
- -----------------------------------------------------------------------------     -----------     ------------
Discontinued operations (note O):
   Earnings from discontinued operations, net of income taxes of $400,000 in 1996; $581,000 in 1995; and $372,000
     in 1994 ................................................         410,032         754,054         467,833
   Loss on disposal of discontinued operations, net of income
     tax benefit of $1,250,000 ..............................      (7,250,000)           --              --
- -----------------------------------------------------------------------------     -----------     ------------
      Earnings (loss) from discontinued operations ..........      (6,839,968)        754,054         467,833
- -----------------------------------------------------------------------------     -----------     ------------
      Net earnings (loss) ...................................   $  (2,423,658)      5,285,396       2,799,265
- ----------------------------------------------------------------=============     ===========     ============
Net earnings (loss) per Common Share:
   From continuing operations ...............................   $        1.25            1.29             .67
   From discontinued operations .............................   $       (1.94)            .22             .13
      Net earnings (loss) per Common Share ..................   $        (.69)           1.51             .80
- ----------------------------------------------------------------=============     ===========     ============


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                                                THE TRANZONIC COMPANIES

February 29/28                                                                     1996          1995
- --------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash (including cash equivalents of $4,673,200 in 1996
      and $349,600 in 1995) ................................................   $ 6,610,933    2,387,540
   Receivables, less allowance for doubtful receivables of
      $290,500 in 1996 and $408,500 in 1995 ................................    13,752,460   16,995,651
   Inventories (note C) ....................................................    15,338,665   23,173,604
   Deferred income taxes (note I) ..........................................     1,804,106    1,285,533
   Prepaid expenses and other current assets ...............................     1,219,235    2,046,517
   Net assets of discontinued operations (note O) ..........................     9,274,244         --
- ------------------------------------------------------------------------------------------   -----------
            Total current assets ...........................................    47,999,643   45,888,845
Property, plant and equipment, net (note D) ................................    19,376,208   23,102,181
Other noncurrent assets ....................................................     2,477,913    2,416,958
Intangible assets (note E) .................................................     5,167,879    8,871,482
- ------------------------------------------------------------------------------------------   -----------
                                                                               $75,021,643   80,279,466
- -------------------------------------------------------------------------------===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable ..................................................   $ 8,337,445    9,657,007
   Accrued compensation ....................................................     2,943,971    2,981,782
   Other payables and accrued expenses .....................................     3,489,484    2,922,604
- ------------------------------------------------------------------------------------------   -----------
            Total current liabilities ......................................    14,770,900   15,561,393

Long-term debt, noncurrent portion (note F) ................................     7,000,000    7,600,000

Deferred gain ..............................................................     1,912,230    2,071,830
Deferred income taxes (note I) .............................................       935,573    1,878,728
Other noncurrent liabilities ...............................................     1,248,824      931,168

Shareholders' equity (notes F, G and L):
   Serial preferred shares without par value.
      Authorized 200,000; no shares issued .................................           --           --
   Class A Common Shares, no par value; shares at stated value.
      Authorized 4,000,000; issued 2,658,149 in 1996 and
         2,660,404 in 1995 .................................................       664,537      665,101
   Class B Common Shares, no par value; shares at stated value.
      Authorized 8,000,000; issued 1,337,390 in 1996 and
         1,316,385 in 1995 .................................................       334,348      329,096
   Additional paid-in capital ..............................................     5,780,774    5,643,705
   Retained earnings .......................................................    46,471,200   49,780,163
- ------------------------------------------------------------------------------------------   -----------
                                                                                53,250,859   56,418,065
   Less cost of shares held in treasury--
      Class A Common Shares - 472,846 in 1996 and 483,146 in 1995 ..........     3,899,037    3,984,012
      Class B Common Shares - 19,305 in 1996 and 1995 ......................       197,706      197,706
- ------------------------------------------------------------------------------------------   -----------
            Total shareholders' equity .....................................    49,154,116   52,236,347
- ------------------------------------------------------------------------------------------   -----------
Commitments (note K) .......................................................          --           --
- ------------------------------------------------------------------------------------------   -----------
                                                                               $75,021,643   80,279,466
- -------------------------------------------------------------------------------===========   ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     THE TRANZONIC COMPANIES

Years Ended February 29/28                                                             1996          1995           1994
- ----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss) .........................................................   $ (2,423,658)    5,285,396      2,799,265
  Adjustments to reconcile net earnings (loss) to net cash provided by continuing operations:
     (Earnings) loss from discontinued operations .............................      6,839,968      (754,054)      (467,833)
     Depreciation and amortization ............................................      3,517,521     3,616,163      3,438,898
     Gain on sale of assets ...................................................       (910,637)         --             --
     Deferred income taxes ....................................................       (246,000)      170,000        311,000
     Other, net ...............................................................         38,122      (132,103)       140,831
     Change in assets and liabilities, net of effects of acquisitions:
      Receivables, net ........................................................       (136,600)   (1,174,977)       (37,400)
      Inventories .............................................................      2,904,762    (5,292,712)      (801,189)
      Prepaid expenses and other current assets ...............................        546,861       430,586     (1,138,407)
      Trade accounts payable ..................................................       (668,092)    2,083,258        907,464
      Accrued compensation ....................................................        158,733       637,717         26,799
      Other payables and accrued expenses .....................................        541,811       284,393        471,451
- ----------------------------------------------------------------------------------------------    ----------     -----------
            Net cash provided by continuing operations ........................     10,162,791     5,153,667      5,650,879
            Net cash provided by (used in) discontinued operations ............       (455,770)   (1,291,739)     1,505,909
- ----------------------------------------------------------------------------------------------    ----------     -----------
            Net cash provided by operating activities .........................      9,707,021     3,861,928      7,156,788
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving credit ..............................................      6,400,000     3,400,000     13,100,000
  Repayments of long-term debt ................................................     (7,000,000)   (4,900,000)    (6,995,000)
  Cash dividends ..............................................................       (885,305)     (821,833)      (826,501)
- ----------------------------------------------------------------------------------------------    ----------     -----------
            Net cash provided by (used in) financing activities ...............     (1,485,305)   (2,321,833)     5,278,499
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisitions, net of cash acquired .............................     (2,909,735)         --       (6,939,193)
  Purchase of treasury shares .................................................           --            --         (922,953)
  Proceeds on exercise of share options .......................................        217,626       276,775         93,688
  Non-compete payments ........................................................           --        (180,000)      (230,000)
  Proceeds from sale of property, plant and equipment .........................      1,992,513       248,981         34,074
  Purchases of property, plant and equipment ..................................     (3,163,078)   (2,586,894)    (2,811,717)
  Other, net ..................................................................       (135,649)     (214,608)      (165,388)
- ----------------------------------------------------------------------------------------------    ----------     -----------
  Net cash used in investing activities .......................................     (3,998,323)   (2,455,746)   (10,941,489)
- ----------------------------------------------------------------------------------------------    ----------     -----------
CASH AND CASH EQUIVALENTS:
  Increase (decrease) during the year .........................................      4,223,393      (915,651)     1,493,798
  Beginning balance ...........................................................      2,387,540     3,303,191      1,809,393
- ----------------------------------------------------------------------------------------------    ----------     -----------
  Ending balance ..............................................................   $  6,610,933     2,387,540      3,303,191
- ----------------------------------------------------------------------------------============    ==========     ===========
Supplemental schedule of non-cash investing and financing activities:
  On March 1, 1995, the Company purchased substantially all the assets and assumed certain liabilities of Plezall Wipers, Inc.; in conjunction with the acquisition, liabilities were assumed as follows:
        Fair value of assets acquired .........................................   $  3,091,802          --             --
        Cash paid .............................................................      2,909,735          --             --
- ----------------------------------------------------------------------------------------------    ----------     -----------
        Liabilities assumed ...................................................   $    182,067          --             --
- ----------------------------------------------------------------------------------============    ==========     ===========
  The Company purchased all of the outstanding shares of Ever-Ready
   Appliance Mfg. Co. for $7,730,651; in conjunction with the acquisition, liabilities were assumed as follows:
        Fair value of assets acquired .........................................   $       --            --        8,370,094
        Cash paid for shares ..................................................           --            --        7,730,651
- ----------------------------------------------------------------------------------------------    ----------     -----------
        Liabilities assumed ...................................................   $       --            --          639,443
- ----------------------------------------------------------------------------------============    ==========     ===========
Supplemental disclosures of cash flow information:
  Income taxes paid ...........................................................   $  2,351,618     1,599,723      2,003,522
  Interest paid ...............................................................   $    689,440       393,797        305,929
- ----------------------------------------------------------------------------------============    ==========     ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          THE TRANZONIC COMPANIES

                                          Class A      Class B  Additional                     Treasury Shares
                                          Common       Common    paid-in      Retained    -----------------------
Years Ended February 29/28                Shares       Shares    capital      earnings       Class A     Class B
- -----------------------------------------------------------------------------------------------------------------
Balance at February 28, 1993 ........   $ 669,306    321,316   5,419,067    43,343,836    (3,064,207)   (360,681)
Net earnings ........................        --         --          --       2,799,265          --          --
Cash dividends, $.18 per Class A
  Common Share ......................        --         --          --        (400,697)         --          --
Cash dividends, $.34 per Class B
  Common Share ......................        --         --          --        (425,804)         --          --
Exercise of 400 Class A
  Common and 7,900 Class B
  Common Share options ..............        --        1,975      88,565          --           3,148        --
Acquisition of 64,100 Class A Common
  Shares for treasury ...............        --         --          --            --        (922,953)       --
Tax benefit associated with incentive
  share options .....................        --         --         6,936          --            --          --
Conversion of 6,369 Class A
  Common Shares to 6,369
  Class B Common Shares .............      (1,592)     1,592        --            --            --          --
- -------------------------------------------------    -------   ---------    ----------     ---------     -------
Balance at February 28, 1994 ........     667,714    324,883   5,514,568    45,316,600    (3,984,012)   (360,681)
Net earnings ........................        --         --          --       5,285,396          --          --
Cash dividends, $.18 per Class A
  Common Share ......................        --         --          --        (391,608)         --          --
Cash dividends, $.34 per Class B
  Common Share ......................        --         --          --        (430,225)         --          --
Exercise of 22,300 Class B
  Common Share options ..............        --        1,600     112,200          --            --       162,975
Tax benefit associated with incentive
  share options .....................        --         --        16,937          --            --          --
Conversion of 10,451 Class A
  Common Shares to 10,451
  Class B Common Shares .............      (2,613)     2,613        --            --            --          --
- -------------------------------------------------    -------   ---------    ----------     ---------     -------
Balance at February 28, 1995 ........     665,101    329,096   5,643,705    49,780,163    (3,984,012)   (197,706)
Net (loss) ..........................        --         --          --      (2,423,658)         --          --
Cash dividends, $.195 per Class A
  Common Share ......................        --         --          --        (425,775)         --          --
Cash dividends, $.355 per Class B
  Common Share ......................        --         --          --        (459,530)         --          --
Exercise of 10,300 Class A
  Common and 18,750 Class B
  Common Share options ..............        --        4,688     127,963          --          84,975        --
Tax benefit associated with incentive
  share options .....................        --         --         9,106          --            --          --
Conversion of 2,255 Class A
  Common Shares to 2,255
  Class B Common Shares .............        (564)       564        --            --            --          --
- -------------------------------------------------    -------   ---------    ----------     ---------     -------
Balance at February 29, 1996 ........   $ 664,537    334,348   5,780,774    46,471,200    (3,899,037)   (197,706)
- ----------------------------------------=========    =======   =========    ==========     =========     =======


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                         THE TRANZONIC COMPANIES

Years Ended February 29, 1996, and February 28, 1995 and 1994
- --------------------------------------------------------------------------------
A NATURE OF OPERATIONS AND SUMMARY OF
  SIGNIFICANT ACCOUNTING POLICIES
- --------------------------------------------------------------------------------

   The Tranzonic Companies manufactures and distributes nationally a wide variety of products to the industrial, institutional and consumer sectors through its three remaining operating divisions. The principal market for the Company's products is the continental United States. Tranzonic's Personal Care Division, Hospital Specialty, provides personal care and other washroom related products. Its Industrial Textiles Division, CCP Industries, distributes industrial wiping cloths, washroom supplies, specialty chemicals, and safety and work apparel. Baxter Tube, its Industrial Packaging Division, manufactures paper tubes, cores and sleeves used in a wide variety of industrial applications.

(1) Principles of Consolidation
   All of the Company's subsidiaries are wholly-owned and their accounts are included in the accompanying consolidated financial statements. All material inter-company balances and transactions have been eliminated.

(2) Inventories
   Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

(3) Property, Plant and Equipment
   Property, plant and equipment is stated at cost. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets.

(4) Intangibles
   Goodwill, the excess of cost over net assets of acquired companies, is being amortized over periods not exceeding 40 years. At each quarterly balance sheet date, management assesses whether there has been an impairment in the carrying value, primarily by reviewing current and projected sales, operating income and annual cash flows.

(5) Income Taxes
   Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   The Company files a consolidated Federal income tax return with its subsidiaries.

(6) Share Options
   Upon the exercise of Class A or Class B Common Share options granted under the Company's incentive share option plans, the Company, at its discretion, can either distribute newly issued shares or shares from treasury. Additional paid-in capital is adjusted to reflect the balance of the option price.

(7) Net Earnings Per Common and Common Equivalent Share
   Net earnings per common and common equivalent share have been calculated based on the weighted average Class A and Class B Common Shares outstanding during the period plus the incremental shares (calculated using the treasury share method) for those outstanding share options which are considered common share equivalents. Weighted average common and common equivalent shares used in the calculation were 3,525,457, 3,508,467, and 3,515,658 in 1996, 1995 and 1994,
respectively.

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

(11) New Accounting Pronouncements
   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," which provides a basis for measurement and recognition of all stock-based employee compensation plans. The disclosure requirements of this Statement are effective for fiscal years beginning after December 15, 1995. The Company expects that it will maintain its current accounting method for stock-based compensation and disclose the pro-forma effects on net income and earnings per share of the fair market value method as permitted by the Statement.

(12) Use of Estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(13) Reclassification
   Certain prior year amounts have been reclassified to conform to the current year presentation.


B    ACQUISITIONS / RESTRUCTURING
- --------------------------------------------------------------------------------
   On March 1, 1995, the Company acquired substantially all the assets and assumed certain liabilities of Plezall Wipers, Inc., a Miami, Florida, distributor of woven textile wipers for $2.9 million in a cash transaction. The acquisition was accounted for under the purchase method of accounting. Results of operations have been reflected in the Company's consolidated financial statements from the date of acquisition.

   In fiscal 1994, the Company announced plans to consolidate the operating units making up its Housewares Division. As a result, the Company recorded a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share). The restructuring cost includes the cost of closing its Housewares Division units in Dallas and Philadelphia and relocation to St. Louis.

   Results of operations of Ever-Ready Appliance Mfg. Co., acquired on August 13, 1993, classified as discontinued operations as a result of the divestiture of the Housewares Division, have been reflected in the Company's consolidated financial statements from the date of acquisition.



C    INVENTORIES
- --------------------------------------------------------------------------------
   The components of inventories are summarized below:

                                      1996          1995
- -----------------------------------------------------------
Raw materials ................   $   7,182,278   13,318,921
Finished goods ...............       8,156,387    9,854,683
- ----------------------------------------------   ----------
                                 $  15,338,665   23,173,604
- ---------------------------------=============   ==========


D    PROPERTY, PLANT AND EQUIPMENT
- --------------------------------------------------------------------------------

   The components of property, plant and equipment, net, are summarized below:

                                       1996         1995
- -----------------------------------------------------------
Land, buildings and
improvement...................   $  14,084,556   14,490,801
Machinery and equipment ......      27,925,060   30,198,293
- ----------------------------------------------   ----------
                                    42,009,616   44,689,094
Accumulated depreciation
and amortization .............      22,633,408   21,586,913
- ----------------------------------------------   ----------
                                 $  19,376,208   23,102,181
- ---------------------------------=============   ==========


E    INTANGIBLE ASSETS
- --------------------------------------------------------------------------------

   Intangible assets consist primarily of goodwill. Amortizable goodwill included therein of $4,396,697 and $8,098,026 in 1996 and 1995, respectively, is shown net of accumulated amortization of $1,399,388 and $2,118,953 in those years. In fiscal 1996, goodwill increased $2,120,202 resulting from the acquisition of Plezall Wipers (note B) and decreased $5,476,905 as a result of the Housewares Division divestiture (note O).


F    LONG-TERM DEBT
- --------------------------------------------------------------------------------
   A description of the long-term debt follows:

                                      1996          1995
- -----------------------------------------------------------
Revolving credit .............    $  7,000,000    7,600,000
- ----------------------------------============    =========

   The Company has a $30,000,000 revolving credit facility maturing June 30, 1997. Funds borrowed may be used for working capital and/or acquisition purposes. In lieu of a compensating balance requirement, the agreement requires an annual fee of 3/10 of 1% on the unused portion. At the Company's option, borrowings under the agreement bear interest at either the bank's prime rate or at 1/2 of 1% above an adjusted LIBOR rate, subject to certain conditions in the rate structure. At February 29, 1996, interest rates applicable to total borrowings outstanding range from 5.8125% to 5.875%.

   The debt agreements contain restrictions on the Company with respect to investments, maintenance of working capital, net worth, use of cash for payments of dividends, and purchase of treasury shares. Capital distributions during any fiscal year are limited to 50% of average consolidated net earnings over a three-year period. The Company was in compliance with all debt agreement restrictions or has obtained waivers.


G    SHARE OPTIONS
- --------------------------------------------------------------------------------

   The Company has three performance share option plans in effect for key employees. Under these plans 180,000 Class A Common Shares and 400,000 Class B Common Shares were reserved for issuance at a per share option price of not less than 100% of the market price on the dates these options were awarded. Additionally, 60,000 Class A Common Shares were reserved for issuance at a per share option price from 10% to 95% of the market price on the dates these options were awarded, and 95,000 Class B Common Shares were granted as part of certain employment contracts at 100% of market price at the date of grant. At February 29, 1996, there were 136,250 Class B Common Shares available for grant under these plans.

   Details pertaining to the Company's plans are as follows:

                           1996      1995      1994
- ----------------------------------------------------
Options granted:
  Class B-Common .....    38,250    35,950    48,400

Average option price:
  Class B-Common .....   $ 14.75     12.04     14.08

Options exercised:
  Class A-Common .....    10,300      --         400
  Class B-Common .....    18,750    22,300     7,900

Average option price:
  Class A-Common .....   $  3.95      --       10.17
  Class B-Common .....   $  9.44     12.41     11.34

Options which became
  exercisable:
   Class B-Common ....    38,700    42,900    46,300

Average option price:
  Class B-Common .....   $ 15.22     12.63     12.26

Options unexercised at
  year-end:
   Class A-Common ....    16,500    27,800    27,800
   Class B-Common ....   243,835   281,485   279,400

                              1996        1995       1994
- ----------------------------------------------------------
Option price range per
  share:
   Class A-Common..........   $ 5.08        .50         .50
   ........................      to         to          to
   ........................   $10.17      10.17       10.17
   Class B-Common..........   $ 5.08        .50         .50
   ........................      to         to          to
   ........................  $ 16.78      16.78       16.78

Options cancelled:
  Class A-Common...........    1,000       --          --
  Class B-Common...........   57,150     11,565      14,400

Options exercisable:
   Class A-Common..........   16,500     27,800      27,800
   Class B-Common..........  121,850    107,400      90,700



H    RETIREMENT PLANS
- --------------------------------------------------------------------------------

   Late in fiscal 1996, the Company received a favorable determination by the IRS and the PBGC to terminate and make final distributions of pension benefits from its General Employee's Retirement Plan of the Personal Care Division. As of fiscal year end most of the pension benefits were distributed.

   The Salary Savings and Profit-sharing Plan of The Tranzonic Companies is a defined contribution plan covering certain qualifying employees. The Company's contributions to The Salary Savings and Profit-sharing Plan were $385,311 in 1996, $363,690 in 1995 and $219,850 in 1994 for continuing operations.



I    INCOME TAXES
- --------------------------------------------------------------------------------

   The provision for income taxes from continuing operations consists of the following:

                         1996         1995        1994
- --------------------------------------------------------
Current:
  Federal .......   $ 2,127,000    2,332,000     704,000
  State and local       288,000      271,000     413,000
- -------------------------------    ---------   ---------
                      2,415,000    2,603,000   1,117,000
Deferred:
  Federal .......      (213,000)      92,000     311,000
  State and local       (33,000)      78,000        --
- -------------------------------    ---------   ---------
                       (246,000)     170,000     311,000
- -------------------------------    ---------   ---------
                    $ 2,169,000    2,773,000   1,428,000
- --------------------===========    =========   =========

   The Company's effective tax rate from continuing operations differs from the statutory federal income tax rate as follows:

                             1996     1995     1994
- ----------------------------------------------------
Computed income taxes at
  statutory rate .......     35.0%    35.0%    35.0%
State and local income
  taxes, net of federal
  income tax benefit ...      2.6      3.1      7.7
Tax-exempt income ......     (3.5)     (.3)     (.9)
General business
  tax credit ...........     (1.1)    (1.0)    (1.9)
Lower rate benefit .....     (1.0)    (1.0)    (1.0)
Other ..................      0.9      2.2      (.9)
- ---------------------------------     ----     ----
                             32.9%    38.0%    38.0%
- -----------------------------====     ====     ====


   Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                       1996         1995
- -------------------------------------------------------------------------
Deferred tax assets:
  Bad debt reserve .............................   $  109,712     149,565
  Inventory valuation ..........................      299,848     557,984
  Vacation accrual .............................       32,152      55,095
  Bonus accrual ................................       65,658     170,032
  Deferred compensation ........................      480,165     293,461
  Deferred book gain ...........................      772,793     832,324
  Package design costs .........................      166,551     196,124
  Deferred tax losses ..........................    2,491,925        --
  Other ........................................      316,678     287,620
- -------------------------------------------------------------   ---------
  Total gross deferred tax assets ..............    4,735,482   2,542,205
  Less valuation allowance .....................    1,506,995        --
- -------------------------------------------------------------   ---------
  Net deferred tax assets ......................    3,228,487   2,542,205
Deferred tax liabilities:
  Depreciation .................................    1,994,855   2,334,910
  Incentive compensation .......................         --       264,986
  Other ........................................      365,099     535,504
- -------------------------------------------------------------   ---------
  Total deferred tax liabilities ...............    2,359,954   3,135,400
- -------------------------------------------------------------   ---------
Net deferred tax (assets) liabilities ..........    $(868,533)    593,195
- ----------------------------------------------------=========   =========


   The valuation allowance for deferred tax assets as of February 29, 1996 is $1,506,995. This newly established allowance represents the Federal tax effect of a net capital loss carryforward created through the divestiture of the Housewares Division. The capital loss carryforward is available to offset future net capital gains, if any, through fiscal year 2002.


J    SEGMENT DATA
- --------------------------------------------------------------------------------

   The industry segment in which the Company operates is primarily the conversion of paper and allied products.

   The majority of the Company's products originate from large rolls of paper or allied products purchased directly from mills where such materials are manufactured. As such, each of the Company's divisions displays similar purchasing function characteristics. Also, the end-use of most of the Company's products is similar, as the majority of sales are of disposable products used for personal hygiene and cleaning.

   The Company's foreign operations and export sales are immaterial.


K    LEASE COMMITMENTS
- --------------------------------------------------------------------------------

   The Company conducts operations at certain facilities under various non-cancellable operating leases. Rent expense charged to continuing operations was $1,515,572, $1,328,365 and $1,180,269 in fiscal years 1996, 1995 and 1994, respectively.

   Rental commitments at February 29, 1996 for noncancellable operating leases with initial terms greater than one year are as follows:

     1997 .................................... $  1,180,814
     1998 ....................................    1,036,511
     1999 ....................................      914,631
     2000 ....................................      919,875
     2001 ....................................      919,875
     after 2001 ..............................    6,973,236
- -----------------------------------------------------------
                                               $ 11,944,942
- -----------------------------------------------============

L    CLASS B COMMON SHARES
- --------------------------------------------------------------------------------

   Class B Common Shares, each of which have one-tenth the voting power of a Class A Common Share, must be paid a per share dividend at least equal to that paid on the Class A Common Shares. Class A Common Shares may be converted into Class B Common Shares on a one-for-one basis at the holder's option.

M    QUARTERLY FINANCIAL DATA (UNAUDITED)
- --------------------------------------------------------------------------------

                                                          1st Quarter   2nd Quarter  3rd Quarter   4th Quarter
- ---------------------------------------------------------------------   -----------  -----------   -----------
1996
Sales .................................................   $37,745,313   32,088,588   34,558,178    32,823,442
Cost of goods sold ....................................    25,808,914   21,574,980   23,781,598    23,006,179
Earnings from continuing operations before income taxes     1,543,277    1,442,183    1,267,185     2,332,665
Income taxes ..........................................       510,345      475,081      453,074       730,500
Earnings from continuing operations ...................     1,032,932      967,102      814,111     1,602,165
Discontinued operations:
  Earnings from discontinued operations,
  net of income taxes .................................         7,841      213,993       99,751        88,447
  Loss on disposal of Housewares Division,
  net of income tax benefit ...........................          --           --           --      (7,250,000)
Earnings (loss) from discontinued operations ..........         7,841      213,993       99,751    (7,161,553)
Net earnings (loss) ...................................     1,040,773    1,181,095      913,862    (5,559,388)
Per share amounts:
  From continuing operations ..........................           .29          .27          .23           .45
  From discontinued operations ........................           .01          .06          .03         (2.04)
  Net earnings (loss) .................................           .30          .33          .26         (1.58)
  Cash dividends paid:
   Class A Common .....................................          .045          .05          .05           .05
   Class B Common .....................................          .085          .09          .09           .09

1995
Sales .................................................   $34,364,892   29,204,398   32,391,524    30,979,951
Cost of goods sold ....................................    22,945,701   18,943,156   21,402,800    20,288,575
Earnings from continuing operations before income taxes     1,722,914    1,975,796    1,808,446     1,797,186
Income taxes ..........................................       649,124      773,566      651,810       698,500
Earnings from continuing operations ...................     1,073,790    1,202,230    1,156,636     1,098,686
Earnings from discontinued operations,
  net of income taxes .................................       186,873      287,609      134,093       145,479
Net earnings ..........................................     1,260,663    1,489,839    1,290,729     1,244,165
Per share amounts:
  From continuing operations ..........................           .31          .35          .32           .31
  From discontinued operations ........................           .05          .08          .04           .04
  Net earnings ........................................           .36          .43          .36           .35
  Cash dividends paid:
   Class A Common .....................................          .045         .045         .045          .045
   Class B Common .....................................          .085         .085         .085          .085

- -------------------------------------------------------------------------------------------------------------

N    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
- --------------------------------------------------------------------------------

   In the current fiscal year fourth quarter the Company realized a gain of $931,800 from the sale of its Personal Care Division's douche and enema product lines. In addition the Company realized a gain of $604,500 from the sale of stock received when the Company's health and welfare benefits plan administrator converted from a mutual to a stock company. Both of these transactions are included in selling, general and administrative expense.

O    DISCONTINUED OPERATIONS
- --------------------------------------------------------------------------------

   On February 29, 1996 the Company signed a definitive agreement to sell for cash substantially all operating net assets of its Housewares Division. Accordingly, their operations are segregated in the accompanying consolidated financial statements. The Company closed the sale on March 29, 1996. A reserve for loss on discontinued operations was established for expected transaction costs, estimated adjustment to purchase price based on final audited numbers, and estimated contingencies. Sales from discontinued operations were $24,110,273, $21,957,298 and $14,910,820 for the fiscal years ended February 29,
1996 and February 28, 1995 and 1994, respectively.

   The components of net assets of discontinued operations included in the accompanying consolidated balance sheet as of February 29, 1996 (fiscal year 1995 amounts are shown as they were historically classified) are as follows:

                                        1996        1995
- -----------------------------------------------------------
Current assets:
  Receivables, net ..............   $ 4,793,777   3,885,801
  Inventories ...................     5,815,190   5,421,083
  Prepaid expenses and other
   current assets ...............       458,789     291,694
- -----------------------------------------------   ---------
      Total current assets ......    11,067,756   9,598,578
Current liabilities:
  Trade accounts payable ........       671,490     803,102
  Accrued compensation ..........       235,909     210,043
  Other payables and accrued
   expenses .....................       146,955        --
- -----------------------------------------------   ---------
      Total current liabilities .     1,054,354   1,013,145
- -----------------------------------------------   ---------
         Total ..................    10,013,402   8,585,433
- -----------------------------------------------   ---------
Noncurrent assets:
  Property, plant and equipment .       314,276     710,597
  Other noncurrent assets .......       113,691     200,575
  Intangibles ...................        29,661      26,696
- -----------------------------------------------   ---------
      Total noncurrent assets ...       457,628     937,868
- -----------------------------------------------   ---------
         Net assets .............    10,471,030   9,523,301
  Reserve for loss on disposal of
   discontinued operations ......     1,196,786        --
- -----------------------------------------------   ---------
      Net assets of
        discontinued operations .   $ 9,274,244   9,523,301
- ------------------------------------===========   =========

                                                   INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Tranzonic Companies:

We have audited the accompanying consolidated balance sheets of The Tranzonic Companies and subsidiaries as of February 29, 1996 and February 28, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended February 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Tranzonic Companies and subsidiaries as of February 29, 1996 and February 28, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended February 29, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Cleveland, Ohio
March 29, 1996

SHAREHOLDER INFORMATION

SHARE PRICE RANGE


     THE TRANZONIC COMPANIES

Traded on the American Stock Exchange
Years Ended February 29/28

                               Class A Common                  Class B Common
                               Symbol -- TNZA                  Symbol -- TNZB
                        ---------------------------    ---------------------------
                            1996           1995           1996            1995
- ----------------------------------------------------------------------------------
1st Quarter             161/8 133/4    121/2  107/8    151/8 131/2    123/8  103/4
2nd Quarter             153/8 131/2    143/8  111/4    153/8 131/2    135/8  101/2
3rd Quarter             153/8 131/2    221/2  131/4    143/4 13       203/8  121/8
4th Quarter             143/4 111/4    191/4  143/4    141/2 115/8    173/4  143/8

As of May 6, 1996, there were 367 Class A Common and 363 Class B Common shareholders of record.

DIVIDEND PAYMENTS

     THE TRANZONIC COMPANIES



Years Ended February 29/28


                                 Class A Common                     Class B Common
                                 --------------                     --------------
                               1996          1995                 1996           1995
- ----------------------------------------------------------------------------------------
1st Quarter                  4.5(cent)     4.5(cent)            8.5(cent)      8.5(cent)
2nd Quarter                  5.0(cent)     4.5(cent)            9.0(cent)      8.5(cent)
3rd Quarter                  5.0(cent)     4.5(cent)            9.0(cent)      8.5(cent)
4th Quarter                  5.0(cent)     4.5(cent)            9.0(cent)      8.5(cent)
- -------------------------------------     ---------            ---------      ---------
                            19.5(cent)    18.0(cent)           35.5(cent)     34.0(cent)
- ----------------------------=========     =========            =========      =========

TRANSFER AGENT AND REGISTRAR
KeyCorp Shareholder Services, Inc.
Cleveland, Ohio 44115

GENERAL COUNSEL
Berick Pearlman & Mills Co., L.P.A.
Cleveland, Ohio 44114

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
Cleveland, Ohio 44114



FORM 10-K
Shareholders who desire a copy of the fiscal 1996 annual report on Form 10-K may obtain it without charge by writing to Alayne L. Reitman, Vice President-Finance and Treasurer

THE TRANZONIC COMPANIES
30195 Chagrin Blvd.
Pepper Pike, Ohio 44124
216/831-5757

BOARD OF DIRECTORS

*JAMES H. BERICK
   Chairman, Berick, Pearlman & Mills Co., L.P.A. (Attorneys)
*JOSEPH A. CAMPANELLA
   Executive Vice President, Star Banc Corporation
+DAVID J. GOLDEN
   Senior Vice President
*STEVEN W. PERCY
   President, BP Oil Co. and
   Executive Vice President, BP America Inc.
+MORTON L. REITMAN
   Executive Vice President and President-Personal Care Division
+ROBERT S. REITMAN
   Chairman, President and Chief Executive Officer
SYLVIA K. REITMAN
   Investor
*THOMAS S. ROBERTSON
   Sainsbury Professor of Marketing Chair, London Business School

JAMES C. SPIRA
   Managing Partner, Diamond Technology Partners

*Members of Audit and Compensation Committees
+Members of Executive Committee



OFFICERS

ROBERT S. REITMAN
   Chairman, President and Chief Executive Officer
MORTON L. REITMAN
   Executive Vice President and President-Personal Care Division
DAVID J. GOLDEN
   Senior Vice President
RICHARD J. SIMS
   Senior Vice President and President-Industrial Textiles Division
DENNIS H. KELLY
   Vice President and President-Industrial Packaging Division
ALAYNE L. REITMAN
   Vice President-Finance and Treasurer
ROBERT D. WEITZNER
   Vice President-Information Technology
RICHARD J. PENNZA
   Chief Accounting Officer
JAMES H. BERICK
   Secretary
WILLIAM E. HEMANN
   Executive Vice President-Personal Care Division
ERNEST L. CLARKE
   Vice President Medical Division-Personal Care Division
PAUL D. MARION, JR.
   Vice President National Accounts-Personal Care Division
KATHLEEN A. METZGER
   Vice President Administration-Personal Care Division
BETH SMYLIE RICHMAN
   Vice President Retail Division-Personal Care Division
NORMAN D. SULL
   Vice President Purchasing-Industrial Textiles Division
DAVID J. WILLIAMS
   Vice President Sales-Industrial Textiles Division
CHRISTOPHER T. CIRA
   Assistant Vice President Finance-Industrial Textiles Division
HELEN MALHOTRA
   Assistant Vice President Information Systems-Industrial Textiles Division DANIEL R. MOON
   Assistant Vice President Marketing-Industrial Textiles Division



                             [INSIDE BACK COVER]

                             THE TRANZONIC COMPANIES
                               30195 Chagrin Blvd.
                             Pepper Pike, Ohio 44124



                             [OUTSIDE BACK COVER]