Form 10-K/A, Exhibit 13
period 1996-02-29
TRANZONIC COMPANIES
filed 1996-09-27
CIK 1761

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS:
                       FISCAL 1996 COMPARED TO FISCAL 1995

    On February 29, 1996, the Company signed a definitive agreement to sell for cash substantially all net operating assets of its Housewares Division, Design Trend. Consequently, results of operations discussed below have been reclassified to reflect both continuing and discontinued operations. The divestiture, which occurred on March 29, 1996, represents a strategic redirection in the Company's allocation of resources away from the consumer retail market. The downward trend in profitability brought about by increasing raw materials costs, coupled with the immense purchasing and pricing power of mass merchandisers lead to management's decision to divest the Housewares Division and refocus the Company's resources towards its strengths in industrial and institutional markets which the Company's continuing operations serve.

    As a result of that transaction, the Company incurred a fourth quarter non-cash after-tax charge of $7.3 million, or $2.06 per share. This charge, representing a loss on disposal of discontinued operations, includes mainly the write-off of goodwill which approximated 5.5 million, losses recorded on sale of net assets which approximated 2.2 million, transaction costs which approximated $600 thousand and contingent accruals which approximated $200 thousand. Earnings from discontinued operations of $410 thousand, or 12 cents per share combined with the loss on disposal, resulted in a fiscal 1996 loss from discontinued operations of $6.8 million, or $1.94 per share. Earnings from discontinued operations in fiscal 1995 were $754 thousand, or 22 cents per share. In combining continued and discontinued operations the Company reported a fiscal 1996 net loss of $2.4 million, or 69 cents per share, compared with prior fiscal year earnings of $5.3 million, or $1.51 per share.

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

    Tight control of selling, general and administrative expenses and continued improvement in administrative efficiency resulting from the effective use of technology in the areas of marketing and distribution resulted in a decrease in these expenses to 26.1 percent of sales for fiscal 1996 from 28.2 percent for the prior fiscal year. Two other events, which occurred during the fourth quarter of the current fiscal year, added to this favorable decline. Consistent with the strategic redirection exemplified by the sale of Design Trend, our Hospital Specialty Division sold for a gain ($931,800) certain assets comprising its douche and enema line of business. In addi-tion, the insurance company which administers the Company's health and welfare benefits plan converted to a stock company from a mutual company. In the conversion, the Company received shares which it sold for a gain
($604,500). The proceeds will be used to fund future health claims.

    Earnings from continued operations declined 2.5 percent to $4.4 million in fiscal 1996 from $4.5 million in fiscal 1995. Highly competitive and price-sensitive customers forced the Company to absorb rapidly escalating raw material costs in several product categories. As a result, earnings from continued operations fell to 3.2 percent from 3.6 percent in fiscal 1995.

    Net interest expense increased to $594 thousand in fiscal 1996, as compared to $317 thousand in fiscal 1995. This 87.2 percent increase was the result of higher borrowing levels related to the acquisition of Plezall and forward purchases of raw materials, and higher interest rates which raised the cost of borrowing. Interest coverage, calculated as operating earnings divided by net interest expense, fell to 12.1 times for fiscal 1996 from 24.0 times for fiscal 1995. Reflective of this increase in interest expense, weighted average debt outstanding in fiscal 1996 was $9,855,000 as compared to $6,625,000 in fiscal 1995. The weighted average interest rate in fiscal 1996 was 6.96 percent as compared to 5.85 percent in fiscal 1995.

    Earnings from continuing operations before income taxes for fiscal 1996 declined to $6.6 million from $7.3 million in the preceding fiscal year. Consistent with the lower earnings, income taxes fell to $2.2 million from $2.8 million for fiscal 1995. The effective tax rate also declined to 32.9 percent for fiscal 1996 versus 38.0 percent for the prior fiscal year. This improvement resulted from lower state and local taxes and the increase in tax-exempt income earned by the Company. Earnings per share from continuing operations were $1.25 per share in fiscal 1996 as compared to $1.29 in fiscal 1995. The decline resulted solely from the decline in earnings, as the weighted average number of shares outstanding did not change materially.

    Earnings from discontinued operations net of income taxes were $410 thousand in fiscal 1996, down from $754 thousand in fiscal 1995. Despite a 9.8 percent increase in sales year over year, earnings declined 45.6 percent as a result of product mix shift and significantly higher costs for both steel and cotton, the primary components of goods sold for the discontinued operation.

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

    Fiscal 1995 earnings from continuing operations totaled $4.5 million, compared to the $2.3 million, reported in fiscal 1994. Earnings per share from continuing operations were $1.29 per share in fiscal 1995 compared to 67 cents in fiscal 1994. The improvement was solely attributable to the increase in earnings, as the weighted average number of shares outstanding did not change materially. Included in continuing operations for the fourth quarter of fiscal 1994 is a $1.3 million (or 22 cents per share) charge taken by the Company in connection with the restructuring of its Housewares Division. The charge included costs of shutting down duplicate facilities in Dallas and Philadelphia, termination costs and moving expenses.

    Earnings from discontinued operations net of income taxes were $754 thousand in fiscal 1995 as compared to $468 thousand in fiscal 1994. The increase of 61 percent was the result of the combination of Ever-Ready Appliance Mfg. Co., aquired late in the fiscal 1994 second quarter.

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

   In fiscal 1994, the Company announced plans to consolidate the operating units making up its Housewares Division. As a result, the Company recorded a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share). The charge includes costs of shutting down duplicate facilities in Dallas and Philadelphia, termination costs and moving expenses. The project was sucessfully completed in the first quarter of fiscal 1995 with no material difference in amounts incurred and paid to those estimated in fiscal 1994.

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

M    QUARTERLY FINANCIAL DATA (UNAUDITED)
- --------------------------------------------------------------------------------

                                                          1st Quarter   2nd Quarter  3rd Quarter   4th Quarter
- ---------------------------------------------------------------------   -----------  -----------   -----------
1996
Sales .................................................   $34,427,872   35,406,029   34,558,178    32,823,442
Cost of goods sold ....................................    23,132,588   24,251,306   23,781,598    23,006,179
Earnings from continuing operations before income taxes     1,566,002    1,419,458    1,267,185     2,332,665
Income taxes ..........................................       521,571      463,855      453,074       730,500
Earnings from continuing operations ...................     1,044,431      955,603      814,111     1,602,165
Discontinued operations:
  Earnings from discontinued operations,
  net of income taxes .................................        (3,658)     225,492       99,751        88,447
  Loss on disposal of Housewares Division,
  net of income tax benefit ...........................          --           --           --      (7,250,000)
Earnings (loss) from discontinued operations ..........        (3,658)     225,492       99,751    (7,161,553)
Net earnings (loss) ...................................     1,040,773    1,181,095      913,862    (5,559,388)
Per share amounts:
  From continuing operations ..........................           .30          .27          .23           .45
  From discontinued operations ........................          --            .06          .03         (2.04)
  Net earnings (loss) .................................           .30          .33          .26         (1.58)
  Cash dividends paid:
   Class A Common .....................................          .045          .05          .05           .05
   Class B Common .....................................          .085          .09          .09           .09

1995
Sales .................................................   $31,155,636   32,413,654   32,391,524    30,979,951
Cost of goods sold ....................................    20,453,914   21,434,943   21,402,800    20,288,575
Earnings from continuing operations before income taxes     1,838,772    1,941,812    1,808,446     1,797,186
Income taxes ..........................................       663,907      758,783      651,810       698,500
Earnings from continuing operations ...................     1,092,991    1,183,029    1,156,636     1,098,686
Earnings from discontinued operations,
  net of income taxes .................................       167,672      306,810      134,093       145,479
Net earnings ..........................................     1,260,663    1,489,839    1,290,729     1,244,165
Per share amounts:
  From continuing operations ..........................           .31          .34          .32           .31
  From discontinued operations ........................           .05          .09          .04           .04
  Net earnings ........................................           .36          .43          .36           .35
  Cash dividends paid:
   Class A Common .....................................          .045         .045         .045          .045
   Class B Common .....................................          .085         .085         .085          .085

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
- ------------------------------------===========   =========

The reserve for loss on disposal of discontinued operations consists of brokerage fees which were paid subsequent to year end and purchase price accruals involving contingent inventory and accounts receivable adjustments.

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