Form 10-K, Exhibit 13
period 1997-02-28
TRANZONIC COMPANIES
filed 1997-05-28
CIK 1761

                            [OUTSIDE FRONT COVER]

                                                                      EXHIBIT 13

                             THE TRANZONIC COMPANIES

[TRANZONIC LOGO]              [TRANZONIC LOGO]                 [TRANZONIC LOGO]

                              Focused
                                    On
                                  Quality Profitable
                                             GROWTH
                                ANNUAL REPORT [TRANZONIC LOGO] 1997

                    [BLURRED WATERMARK OF TRANZONIC LOGO]

Headquartered in Cleveland, Ohio, The Tranzonic Companies manufactures and distributes nationally a wide variety of products principally to the industrial and institutional sectors. Expanding outward from strengths in paper and textile products, Tranzonic has added complementary product lines in personal hygiene, maintenance and safety, and industrial packaging in order to serve as a primary supplier in each of its customer segments. Product quality and customer service have been primary growth drivers, and the Company has been enhancing efficiency through the implementation of leading-edge management and information strategies. The Company has expanded through both internal development and strategic acquisitions of growth businesses that have strong synergy with existing operations.

     THE TRANZONIC COMPANIES


                             [INSIDE FRONT COVER]

FINANCIAL HIGHLIGHTS
                                                         THE TRANZONIC COMPANIES

For the Years Ended February 28/29                    1997             1996
-------------------------------------------------------------------------------
Sales .......................................     $139,664,413      137,215,521
Operating earnings ..........................       10,604,059        7,179,566
Earnings from continuing operations .........        7,034,700        4,416,310
Earnings from discontinued operations
  (net of income taxes) .....................             --            410,032
Loss on disposal of Housewares Division
  (net of income taxes) .....................             --         (7,250,000)
Net earnings (loss) .........................        7,034,700       (2,423,658)
Net earnings (loss) per Common Share:
  From continuing operations ................             2.00             1.25
  From discontinued operations ..............             --              (1.94)
Cash dividends per Common Share .............              .27             .255
Total assets ................................       72,387,507       75,021,643
Long-term debt ..............................             --          7,000,000
Shareholders' equity ........................       54,719,546       49,154,116
Shareholders' equity per Common Share .......            15.77            14.03
Common Shares outstanding ...................        3,469,338        3,503,388


[PHOTO 1: Photo of Robert S. Reitman]
Robert S. Reitman
Chairman, President and Chief Executive Officer

TO OUR SHAREHOLDERS

      As the accompanying graphs reflect, fiscal 1997 was a very productive year for Tranzonic. A substantial percentage of operating goals were realized, a number of strategic value recognition initiatives were completed and earnings increased dramatically.

      You will remember that after-tax profits for fiscal 1996 were impacted adversely by the February 1996 agreement to sell our Housewares Division and recognition of the related $7.2 million noncash after-tax charge. While earnings from continuing operations for that year amounted to $4.4 million, the bottom line was a net loss of $2.4 million.

      For the year just ended net earnings rose to $7.0 million, up 59.3 percent, on just a 1.8 percent increase in sales from continuing operations. This sales pattern was reflective of general economic conditions in our almost completely institutional/industrial customer base.

      Each of our operating units achieved their business plan profit goals. Those achievements were partially aided by stability in raw materials costs. For example, in the case of fluff pulp, prices returned


Sales from Continuing Operations
(In Thousands)
93        $110,188
94        $115,919
95        $126,941
96        $137,216
97        $139,664

to more traditional levels late in fiscal 1996 and held steady thereafter. Increased administrative efficiency also contributed to divisional success.

      Concentration on core competencies was a prime focus of our management teams during fiscal 1997. Selling a broader product offering to existing customers made a positive impact, as did several very small strategic acquisitions and alliances completed during the year.

      Following year-end Baxter Tube Company, our Industrial Packaging Division, completed our first acquisition outside the United States with the purchase of Unity Paper Tubes in Great Britain. This transaction is the centerpiece in Baxter's effort to provide existing U.S. multinational customers with their global tube needs. Prior to this purchase, any service to those customers was provided from our stateside manufacturing facilities. We plan for this new venture to open opportunities in the European Common Market in years to come.

      While management's principal focus always has been on quality sales growth, improved profitability and sound business practices, value recognition for our investors is also very important. In recent years, we have been frustrated by the apparent disconnect between improved business fundamentals and marketplace recognition. With

Operating Earnings from Continuing Operations
(In Thousands)
93   $ 6,544
94   $ 4,019
95   $ 7,622
96   $ 7,180
97   $10,604

Net Earnings from Continuing Operations
(In Thousands)
93   $4,101
94   $2,331
95   $4,531
96   $4,416
97   $7,035

Net Earning Per Common Share from Continuing Operations
(In Thousands)
93   $1.15
94   $ .67
95   $1.29
96   $1.25
97   $2.00

that in mind and with professional assistance, last year we initiated several strategies in addition to profit improvement to enhance value recognition.

      The first of these strategies called for redefining the business of Tranzonic to make it more understandable to investors. Our efforts to be known as a resource to the institutional and industrial sectors caused us to sell our douche and enema business and our Housewares Division and to de-emphasize our children's diaper activities. Today, the vast majority of our revenues flow from our targeted sectors. An additional benefit of that focusing was to limit exposure to markets in which we were only a modest factor and thus unable to influence critical trends.

      Another investor focused strategy addressed the relatively limited trading market for Tranzonic shares. Our remedy of merging the two traded classes of shares into one has had a marked impact on both share buyers and sellers. For example, the average quoted spread for shares and the average trade-to-trade price change in February 1997 each were down approximately one-third from those values prior to the consolidation, while average trading volume rose considerably. Tranzonic shares still trade at significant discounts to the popu-

Total Capitalization
(In Thousands)
                            93         94        95         96        97
Long-Term Debt           $ 2,900    $ 9,000   $ 7,600    $ 7,000
Shareholders' Equity     $46,329    $47,479   $52,236    $49,154    $54,720

lar market indices, notwithstanding our efforts and strong profit performance, and we are mindful of it.

      Plans for fiscal 1998 can be described broadly as more of the same. Increasing the rate of sales growth will remain a priority even though economic forecasts presently signal modest industrial/institutional growth in the near term. We do not intend to sacrifice profitability in that effort.

      Our balance sheet is strong and provides ample resources to pursue fairly valued strategic acquisition opportunities. We believe our aspirations for quality profitable growth can be achieved, and our business units are intent on perpetuating their recent success. The many fine people who are The Tranzonic Companies and have contributed to our success deserve and have our respect, admiration and appreciation.

Sincerely,

/s/ Robert S. Reitman
Robert S. Reitman
Chairman, President and Chief Executive Officer
May 14, 1997

Shareholders' Equity Per Share
(In Dollars)
93   $13.21
94   $13.75
95   $15.03
96   $14.03
97   $15.77

Hospital Specialty Company

      Earnings increases for the Company as a whole were paced by an exceptional profit performance at Hospital Specialty, Tranzonic's Personal Care Division. While sales rose marginally to new record levels, bottom-line results improved sharply as both cost of goods sold and selling, general and administrative expenses declined.

      Hospital Specialty is Tranzonic's largest operating unit. And, although it is a mature business in which year-to-year sales increases tend to be modest, several initiatives in 1996 accelerated the Division's penetration in key segments of the institutional and industrial markets for personal care and washroom-related products.

      The "Total Washroom Essentials" (TWE) program, launched successfully by Hospital Specialty in fiscal 1996, continued to result in above-average sales increases in core product lines such as restroom deodorant systems and toilet seat covers. TWE allows the Division to bundle products in a manner that serves a customer's full range of needs and positions Hospital Specialty as a single-source supplier.

      New product innovations drove sales higher in the adult incontinent product segment. Included were new offerings in personal care wipes, belted undergarments, bladder control pads and guards -- all of which found solid acceptance from institutional and industrial customers. Sales performance also was strong in fiscal 1997 for obstetrics products, consisting of the Division's full line of absorbent items for maternity kits used by hospitals.

      Going forward, the Division expects to continue to concentrate on the needs of its institutional and industrial customers. Tranzonic will invest in improvements in Hospital Specialty's manufacturing processes and product innovations to best meet those needs. As always, the Company will consider opportunities for acquisitions and joint ventures which leverage existing strengths such as our vendor and customer relationships.

[PHOTO 2: Photo of miscellaneous personal care products.]

MAJOR PRODUCTS
-------------------------------
              Feminine Hygiene
              Adult Incontinence
              Toilet Seat Covers
              Odor Control
              Washroom Accessories

PRINCIPAL MARKETS
-------------------------------
              Institutional
              Commercial
              Away From Home
              Healthcare
              Consumer

PRIMARY CUSTOMERS
-------------------------------
              Paper Distributors
              Janitorial Distributors
              Medical Distributors
              Home Healthcare Dealers
              Food Service Distributors
              Grocery and Drug Chains
              Mass Merchandisers

CCP Industries, Inc.

      Fiscal 1997 was a time of record sales and earnings at CCP Industries, Inc., the Industrial Textiles Division of Tranzonic.

      Several key product categories, including apparel, safety and restroom supplies, recorded healthy sales increases. These gains were offset partially by fierce price competition, lower overall purchasing levels by some major accounts, and an increased level of sales personnel turnover resulting from tight labor markets.

      In fiscal 1997, CCP built a foundation for future growth by transforming itself into four focused selling organizations based on customer segments:

      CCP Direct, with a sales force selling a broad product line--including wiping cloths, washroom, safety, maintenance, apparel and industrial supplies -- directly to small-volume end users in the U.S. and Canada;

      Prism Supply Co., selling non-woven and woven wiping materials, first aid kits and sorbent products to a large, diversified customer base through an established distributor network;

      Plezall Wipers, selling primarily woven textile wipers to medium-and large-volume users, as well as to niche distributors in the paint, marine and hardware industries and to wholesale wiper distributors;

      CCP Manufacturing, which converts and packages wipers and various other product kits (such as first aid and spill kits) for large customers in bulk orders, and for the other three CCP organizations.

      By aligning CCP Industries' organization with its targeted customers, the Division can tailor its product offering, develop alliances with key suppliers and build closer customer relationships. Although not yet fully implemented, initial results of this structure are encouraging.

      Four small acquisitions in fiscal 1997 helped fill in CCP product lines and accelerate the above-mentioned organizational strategy. In addition, strategic supplier alliances were formed during the year and will continue to provide opportunities for growth to the Company.

[PHOTO 3: Photo of miscellaneous industrial wiping and cleaning products and protective garments.]

MAJOR PRODUCTS
----------------------------------------
              Industrial Wiping Cloths
              Personal Safety
              Work Apparel
              Specialty Chemicals
              Environmental Protection
              Washroom Supplies

PRINCIPAL MARKETS
----------------------------------------
              Automotive
              Manufacturing
              Food Service
              Facility Maintenance
              Healthcare
              Graphic Arts

PRIMARY CUSTOMERS
----------------------------------------
              Tens of thousands of small
              businesses across the
              U.S. and Canada

Baxter Tube Company

      Baxter Tube Company, Tranzonic's Industrial Packaging Division, achieved record profitability in fiscal 1997, despite reporting sales that dipped slightly below the record sales levels of the previous year. Quality improvements to forming tubes, used in the fiberglass manufacturing process, depressed re-order frequency somewhat. Solid sales growth in the general purpose core business continues despite slowed growth in several of the markets that Baxter serves.

      In a business primarily consisting of commodity products, Baxter has made strides to develop specialty niches -- such as lay flat paper tubing -- where competition has less impact on pricing and where Baxter's technical superiority is a recognized strength. New product categories that offer opportunities for further growth include tubes for concrete forms and paper sleeves.

      Subsequent to the end of fiscal 1997, Baxter Tube acquired Unity Paper Tubes Ltd., a tube manufacturer located in Leyland, Lancashire, England. This transaction is significant both in terms of the addition of a quality earnings stream and in the positioning of Baxter as an international tube and core manufacturer.

      Commitment to ISO Certification continues to be a priority. ISO-9002:94 Certification has been earned at two of Baxter's three U.S. facilities and at the U.K. facility, and certification at the final U.S. facility is expected in fiscal 1998. The standards which are necessary to maintain certification are critical to our customers and integral to a workplace environment of continuous improvement. Programs to improve manufacturing efficiency in place during fiscal 1996 and fiscal 1997 resulted in lower scrap levels, reduced equipment down-time, and improved materials usage at all three of Baxter's U.S. plants. Currently, programs which focus on labor usage and materials handling are being implemented.

      Baxter continues to invest in its management and workforce. Organization of plant-level functional teams is part of the Division's ongoing efforts to emphasize systematic project management and problem-solving skills. Managers are being given increased responsibility, along with heightened accountability for performance.


[PHOTO 4: Photo of miscellaneous paper tubes, sleeves and cores.]

MAJOR PRODUCTS
---------------------------------------
              Forming Tubes
              General-purpose Tubes
              Concrete Forms
              Sleeves

PRINCIPAL MARKETS
---------------------------------------
              Automotive
              Industrial
              Construction

PRIMARY CUSTOMERS
---------------------------------------
              Fiberglass Manufacturers
              Automotive and Industrial
              Manufacturers
              Construction Products
              Distributors

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS



                              SAFE HARBOR STATEMENT

    With the exception of historical information, the matters discussed in this Annual Report to Shareholders are forward-looking statements that involve risks and uncertainties and actual results could differ materially from those discussed.

                       NOTE ON FORWARD-LOOKING INFORMATION

    Certain statements herein and in future filings by the Company with the Securities and Exchange Commission and in written and oral statements made by or with the approval of any authorized executive officer of the Company constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends that such forward-looking statements be subject to the safe harbors created by such Acts. The words and phrases "looking ahead," "we are confident," "should be," "will be," "predicted", "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. These forward-looking statements reflect the Company's current views in respect of future events and financial performance, but are subject to many uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties include, but are not limited to, changes in customer demand and requirements; fluctuations in prices for raw materials; changes in supplier relationships or agreements; interest rate fluctuations, changes in Federal income tax laws and regulations; competition; changes in labor contracts; any changes in the Company's financial condition or operating results due to acquisitions or dispositions of businesses; unanticipated expenses and delays in the integration of newly-acquired businesses; industry-specific factors; and worldwide and regional economic and business conditions, including, without limitation, conditions which may affect public securities markets generally, the paper and allied products industry, or the markets in which the Company operates. The Company undertakes no obligations to update publicly or revise any forward-looking statements whether as a result of new information, future events or otherwise.

                               OPERATING RESULTS:
                             FISCAL 1997 COMPARED TO
                                   FISCAL 1996

    Sales from continuing operations for the fiscal year ended February 28, 1997 were a record $139.7 million, a 1.8 percent increase above the $137.2 million recorded in fiscal 1996. That sales gain was attributable to a series of small acquisitions by our Industrial Textiles Division (CCP Industries) with generally flat sales recorded at our Personal Care Division (Hospital Specialty Company) and nominally lower sales in our Industrial Packaging Division (Baxter Tube Company). While sales at Hospital Specialty increased only slightly over fiscal 1996, they reflected the benefit of product line extensions which more than replaced sales from the douche and enema product lines which were divested in the prior year fourth quarter. Overall Company sales volume in existing product categories declined slightly and price increases added to sales gains over the prior year.

    Cost of goods sold for continuing operations declined to 65.3 percent of sales in fiscal 1997 from 68.6 percent in fiscal 1996. The improvement was primarily the result of a significant decrease in the cost of paper and paper-related products, used as raw material in or in connection with many of the products sold by the Company. To a minor extent, a shift in sales mix to lower-margin products diluted the impact of raw material price reductions.

    Selling, general and administrative expenses increased in fiscal 1997 to
27.1 percent of sales from 26.1 percent for the prior year. This increase should be viewed recalling two significant one-time events which helped reduce fiscal 1996 like expenses: the gain on the sale of certain assets comprising the Company's douche and enema lines of business and the gain on the sale of stock held by the Company's health and welfare benefit plan. A reduction in marketing cost as a strategy to redirect sales efforts away from lower-margin products and improvements in administrative efficiencies at Hospital Specialty were offset by increased costs at CCP Industries as they absorbed several acquisitions made during the fiscal year. Programs designed to maximize efficiency through the use of technology and management information remain a priority at each of the Company's operating units.

    Net interest income of $345 thousand in fiscal 1997 compares to net interest expense of $594 thousand in fiscal 1996 and resulted from increased investment levels utilizing the proceeds from the sale of the Housewares Division in the first month of this fiscal year. The weighted-average debt outstanding associated with the Company's revolving credit facility for fiscal 1997 was $537 thousand as compared with $9.9 million in the last fiscal year. The weighted-average interest rate was 4.51 percent, as compared to 6.96 percent in fiscal 1996.

    Earnings from continuing operations before income taxes improved to $10.9 million in fiscal 1997 from $6.6 million in fiscal 1996. Consistent with the higher earnings, income taxes for fiscal 1997 rose to $3.9 million from $2.2 million for the prior fiscal year. The effective tax rate also increased to 35.7 percent from 32.9 percent in fiscal 1996. This increase resulted from the absence of the one-time tax-exempt gain on the sale of stock in fiscal 1996 as noted above. Net earnings from continuing operations improved 59.3 percent to $7.0 million in fiscal 1997 compared to $4.4 million in fiscal 1996.

    Net earnings for fiscal 1997 were unaffected by discontinued operations. The fiscal 1996 loss from discontinued operations, which resulted from the Housewares Division divestiture, was $6.8 million or $1.94 per share, leading to a net loss of $2.4 million, or 69 cents per share. Net earnings per common share from continuing operations were $2.00 in fiscal 1997 as compared to $1.25 in fiscal 1996. The per share increase was insignificantly impacted by share repurchases during fiscal 1997.

                               OPERATING RESULTS:
                             FISCAL 1996 COMPARED TO
                                   FISCAL 1995

    Sales from continuing operations for fiscal 1996 were $137.2 million, 8.1 percent above the $126.9 million of fiscal 1995. Each of the operating units contributed to this sales gain. Sales at CCP Industries benefited from the addition of Plezall Wipers, acquired at the beginning of fiscal 1996, and from improvements in sales force effectiveness. Gains at Baxter Tube were achieved through market penetration and selective price increases. Sales gains at Hospital Specialty came primarily from the expansion of product offerings to industrial and janitorial customers.

    The cost of goods sold from continuing operations increased to 68.6 percent of sales in fiscal 1996 from 65.8 percent for fiscal 1995. This increase was the result of a combination of forces including the dramatic increase in the price of fluff pulp and paper. Other factors influencing cost of goods as a percent of sales include competitive pricing in consumer markets and the increase in lower gross margin wholesale sales.

    Selling, general and administrative expenses decreased as a percent of sales to 26.1 percent for fiscal 1996 from 28.2 percent for fiscal 1995. Two one-time events, which occurred during the fourth quarter of fiscal 1996, added to this favorable decline. First was the gain recorded by Hospital Specialty on the sale of certain assets comprising its douche and enema line of business. Second, was the gain on the sale of stock acquired when the insurance company which administers the Company's health and welfare benefit plan converted from a mutual company to a stock company. The proceeds were used to fund health claims in fiscal 1996.

    Earnings from continuing operations declined to $4.4 million in fiscal 1996 from $4.5 million in fiscal 1995. Highly competitive and price sensitive customers forced the Company to absorb rapidly escalating raw material costs in several product categories. As a result, net margins from continuing operations fell to 3.2 percent from 3.6 percent in fiscal 1995.

    Net interest expense increased to $594 thousand in fiscal 1996, as compared to $317 thousand in fiscal 1995. This 87.2 percent increase was the result of higher borrowing levels related to the acquisition of Plezall Wipers and forward purchases of raw material, and higher interest rates which raised the cost of borrowing. Interest coverage, calculated as operating earnings divided by net interest expense, fell to 12.1 times for fiscal 1996 from 24.0 times for fiscal 1995.

    Earnings from continuing operations before income taxes for fiscal 1996 declined to $6.6 million from $7.3 million in the preceding fiscal year. Consistent with the lower earnings, income taxes fell to $2.2 million from $2.8 million for fiscal 1995. The effective tax rate also declined to 32.9 percent for fiscal 1996 versus 38.0 percent for the prior fiscal year. This improvement resulted from the elimination of the negative tax impact of good will amortization from the Housewares Division.

    As a result of the Housewares Division divestiture, the Company recorded a loss from discontinued operations in fiscal 1996 of $6.8 million or $1.94 per share. This compares to earnings from discontinued operations in fiscal 1995 of $754 thousand or 22 cents per share. As a result of the combination of continued and discontinued operations the Company reported a fiscal 1996 net loss of $2.4 million, or 69 cents per share, compared with prior fiscal year earnings of $5.3 million, or $1.51 per share.

                         LIQUIDITY AND CAPITAL RESOURCES

    The Company's financial position remains strong. Current assets are 3.3 times current liabilities at February 28, 1997, compared to 3.2 times at February 29, 1996. Working capital at fiscal year end of $31.2 million is down slightly from the prior year's $33.2 million.

    The Company's primary source of cash continues to be that provided by operating activities and amounted to $7.3 million in fiscal 1997, $9.7 million in fiscal 1996, and $3.9 million in fiscal 1995. During the year the Company used cash from operations to make strategic forward inventory purchases to take advantage of favorable buying opportunities in paper prices. Cash generated from operations also was used to make several small asset acquisitions of $3.4 million, purchase property, plant and equipment of $2.0 million, pay cash dividends of $.9 million and purchase treasury shares of $.8 million.

    Cash received of $9.8 million in the first quarter of the current fiscal year, as a result of the Housewares Division divestiture, repaid $7.0 million in long-term debt.

    In fiscal 1997, the Company increased its dividend payout to shareholders
5.3 percent as compared to the previous year's 7.7 percent increase. The Company will continue to consider dividend increases periodically consistent with free cash flow.

    Expenditures for property plant and equipment over the past three years have supported routine business activities, averaging $2.6 million a year over that period. The Company anticipates fiscal 1998 expenditures to be consistent with prior years.

    The Company maintains a $30.0 million line of credit to finance working capital requirements and finance acquisitions, as needed. The Company made no draw on this line during fiscal 1997. In March 1997, the Company acquired the net assets of Unity Paper Tubes, a division of Wyndeham Press Group PLC, located in Leyland, Lancashire, England for $4.8 million. The line of credit was used to finance this acquisition.

                               ACCOUNTING CHANGES

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" and No. 129 "Disclosure of Information about Capital Structure". Both Statements are effective for periods ending after December 15, 1997. The Company expects that neither Statement will have a material impact on the calculation, presentation or disclosure required by these Statements as compared to current practices.

                                    INFLATION

    Inflation, in general, had little effect upon the Company's sales, gross margins or operating expenses in fiscal 1997. A significant downturn in paper and paper-related raw material prices experienced by the Company in fiscal 1997 was in scale to the dramatic price rise experienced in fiscal 1996. Neither change correlated to inflation, and both made dramatic impacts in operating results and could do so in the future should like changes occur. The Company attempts to adjust prices to reflect changes in raw material costs as appropriate and consistent with competitive conditions.

SELECTED FINANCIAL DATA

                                                         THE TRANZONIC COMPANIES



For the Years Ended February 28/29           1997           1996           1995           1994            1993
---------------------------------------------------------------------------------------------------------------------------
Sales ...............................   $139,664,413    137,215,521     126,940,765    115,919,011    110,187,909
Operating earnings ..................     10,604,059      7,179,566       7,621,726      4,018,590      6,543,941
Earnings from continuing operations
  before income taxes ...............     10,948,700      6,585,310       7,304,342      3,759,432      6,514,297
Income taxes ........................      3,914,000      2,169,000       2,773,000      1,428,000      2,413,000
Earnings from continuing operations .      7,034,700      4,416,310       4,531,342      2,331,432      4,101,297
Earnings from discontinued operations
  (net of income taxes) .............           --          410,032         754,054        467,833        112,685
Loss on disposal of Housewares
  Division (net of income taxes) ....           --       (7,250,000)           --             --             --
Net earnings (loss) .................      7,034,700     (2,423,658)      5,285,396      2,799,265      4,213,982
Net earnings (loss) per Common Share:
  From continuing operations ........           2.00           1.25            1.29            .67           1.15
  From discontinued operations ......           --            (1.94)            .22            .13            .04
Cash dividends per Common Share .....            .27           .255             .24            .24            .22
Total assets ........................     72,387,507     75,021,643      80,279,466     73,537,946     63,675,545
Long-term debt ......................           --        7,000,000       7,600,000      9,000,000      2,900,000
Shareholders' equity ................     54,719,546     49,154,116      52,236,347     47,479,072     46,328,637
Shareholders' equity per Common
  Share .............................          15.77          14.03           15.03          13.75          13.21
Common Shares outstanding ...........      3,469,338      3,503,388       3,474,338      3,452,038      3,507,838


Effective August 7, 1996, all Class B Common Shares were converted into Class A
Common Shares to form a single class designated as Common Shares. Cash dividends per common share have been restated for dividends paid prior to that date based on the weighted average dividend paid on the combined classes.

Fiscal year 1996 includes a $931,800 gain in operating earnings ($640,000 after tax or 18 cents per share) from the sale of the Company's douche and enema lines of business and a $604,500 gain in operating earnings ($604,500 after tax or 17 cents per share) from the sale of stock in the Company's health and welfare benefits plan trust.

Fiscal year 1994 includes a $1,300,000 charge to operating earnings ($792,000 after tax or 22 cents per share) for costs associated with restructuring the Housewares Division.

CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        THE TRANZONIC COMPANIES



Years Ended February 28/29                                                         1997                1996                1995
-----------------------------------------------------------------------------------------------------------------------------------
Sales ..................................................................       $139,664,413         137,215,521         126,940,765
Costs and expenses:
   Cost of goods sold ..................................................         91,240,529          94,171,671          83,580,232
   Selling, general and administrative expenses (note N) ...............         37,819,825          35,864,284          35,738,807
                                                                               ------------        ------------        ------------
                                                                                129,060,354         130,035,955         119,319,039
                                                                               ------------        ------------        ------------
      Operating earnings ...............................................         10,604,059           7,179,566           7,621,726
Interest income ........................................................            383,033              91,386              70,236
Interest expense .......................................................            (38,392)           (685,642)           (387,620)
                                                                               ------------        ------------        ------------
      Earnings from continuing operations before income taxes ..........         10,948,700           6,585,310           7,304,342
Income taxes (note I) ..................................................          3,914,000           2,169,000           2,773,000
                                                                               ------------        ------------        ------------
      Earnings from continuing operations ..............................          7,034,700           4,416,310           4,531,342
Discontinued operations (note O):
   Earnings from discontinued operations, net of income taxes
     of $400,000 in 1996 and $581,000 in 1995 ..........................               --               410,032             754,054
   Loss on disposal of discontinued operations, net of income
     tax benefit of $1,250,000 .........................................               --            (7,250,000)               --
                                                                               ------------        ------------        ------------
      Earnings (loss) from discontinued operations .....................               --            (6,839,968)            754,054
                                                                               ------------        ------------        ------------
      Net earnings (loss) .............................................        $  7,034,700          (2,423,658)          5,285,396
                                                                               ============        ============        ============
Net earnings (loss) per Common Share:
   From continuing operations ..........................................       $       2.00                1.25                1.29
   From discontinued operations ........................................       $       --                 (1.94)                .22
                                                                               ------------        ------------        ------------
      Net earnings (loss) per Common Share .............................       $      $2.00                (.69)               1.51
                                                                               ============        ============        ============


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                         THE TRANZONIC COMPANIES


February 28/29                                                                                  1997                  1996
----------------------------------------------------------------------------------------------------------------------------
ASSETS

Current assets:
   Cash (including cash equivalents of $7,484,200 in 1997
      and $4,673,200 in 1996) ........................................................     $ 9,310,479              6,610,933
   Receivables, less allowance for doubtful receivables of
      $298,700 in 1997 and $290,500 in 1996 ..........................................      14,554,312             13,752,460
   Inventories (note C) ..............................................................      19,490,165             15,338,665
   Deferred income taxes (note I) ....................................................         606,434              1,804,106
   Prepaid expenses and other current assets .........................................         873,143              1,219,235
   Net assets of discontinued operations (note O) ....................................            --                9,274,244
                                                                                           -----------            -----------
            Total current assets .....................................................      44,834,533             47,999,643
Property, plant and equipment, net (note D) ..........................................      18,475,743             19,376,208
Other noncurrent assets ..............................................................       3,170,213              2,477,913
Intangible assets (note E) ...........................................................       5,907,018              5,167,879
                                                                                           -----------            -----------
                                                                                           $72,387,507             75,021,643
                                                                                           ===========            ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable ............................................................      $6,920,955              8,337,445
   Accrued compensation ..............................................................       2,827,939              2,943,971
   Other payables and accrued expenses ...............................................       3,917,822              3,489,484
                                                                                           -----------            -----------
            Total current liabilities ................................................      13,666,716             14,770,900
Long-term debt, noncurrent portion (note F) ..........................................            --                7,000,000
Deferred gain ........................................................................       1,752,630              1,912,230
Deferred income taxes (note I) .......................................................         550,042                935,573
Other noncurrent liabilities .........................................................       1,698,573              1,248,824

Shareholders' equity (notes F, G and L):
   Serial preferred shares without par value .........................................
      Authorized 200,000; no shares issued ...........................................            --                     --
   Common Shares, no par value; shares at stated value
      Authorized 12,000,000; issued 3,995,539 in 1997 and 1996 .......................         998,885                998,885
   Additional paid-in capital ........................................................       5,845,141              5,780,774
   Retained earnings .................................................................      52,573,602             46,471,200
                                                                                           -----------            -----------
                                                                                            59,417,628             53,250,859

   Less cost of shares held in treasury--
      Common Shares - 526,201 in 1997 and 492,151 in 1996 ............................       4,698,082              4,096,743
                                                                                           -----------            -----------
            Total shareholders' equity ...............................................      54,719,546             49,154,116
                                                                                           -----------            -----------
Commitments and contingencies (notes K and P) ........................................            --                     --
                                                                                           -----------            -----------
                                                                                           $72,387,507             75,021,643
                                                                                           ===========            ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASHFLOWS

                                                        THE TRANZONIC COMPANIES


Years Ended February 28/29                                                              1997              1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss) ........................................................      $ 7,034,700        (2,423,658)        5,285,396
  Adjustments to reconcile net earnings (loss) to net cash provided by continuing operations:
     (Earnings) loss from discontinued operations ............................             --           6,839,968          (754,054)
     Depreciation and amortization ...........................................        3,297,744         3,517,521         3,616,163
     Gain on sale of assets ..................................................             --            (910,637)             --
     Deferred income taxes ...................................................          812,000          (246,000)          170,000
     Other, net ..............................................................          307,576            38,122          (132,103)
     Change in assets and liabilities, net of effects of acquisitions:
      Receivables, net .......................................................          129,625          (136,600)       (1,174,977)
      Inventories ............................................................       (2,648,548)        2,904,762        (5,292,712)
      Prepaid expenses and other current assets ..............................          531,034           546,861           430,586
      Trade accounts payable .................................................       (1,797,119)         (668,092)        2,083,258
      Accrued compensation ...................................................         (118,357)          158,733           637,717
      Other payables and accrued expenses ....................................          (21,068)          541,811           284,393
                                                                                    -----------      ------------      ------------
            Net cash provided by continuing operations .......................        7,527,587        10,162,791         5,153,667
            Net cash (used in) discontinued operations .......................         (190,942)         (455,770)       (1,291,739)
                                                                                    -----------      ------------      ------------
            Net cash provided by operating activities ........................        7,336,645         9,707,021         3,861,928

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving credit .............................................             --           6,400,000         3,400,000
  Repayments of long-term debt ...............................................       (7,000,000)       (7,000,000)       (4,900,000)
  Cash dividends .............................................................         (932,298)         (885,305)         (821,833)
                                                                                    -----------      ------------      ------------
            Net cash (used in) financing activities ..........................       (7,932,298)       (1,485,305)       (2,321,833)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net proceeds from sale of Housewares Division ..............................        9,777,070              --                --
  Payments for acquisitions, net of cash acquired ............................       (3,423,353)       (2,909,735)             --
  Purchase of treasury shares ................................................         (822,900)             --                --
  Proceeds on exercise of share options ......................................          245,670           217,626           276,775
  Non-compete payments .......................................................             --                --            (180,000)
  Proceeds from sale of property, plant and equipment ........................             --           1,992,513           248,981
  Purchases of property, plant and equipment .................................       (2,025,639)       (3,163,078)       (2,586,894)
  Other, net .................................................................         (455,649)         (135,649)         (214,608)
                                                                                    -----------      ------------      ------------
  Net cash provided by (used in) investing activities ........................        3,295,199        (3,998,323)       (2,455,746)
                                                                                    -----------      ------------      ------------

CASH AND CASH EQUIVALENTS:
  Increase (decrease) during the year ........................................        2,699,546         4,223,393          (915,651)
  Beginning balance ..........................................................        6,610,933         2,387,540         3,303,191
                                                                                    -----------      ------------      ------------
  Ending balance .............................................................      $ 9,310,479         6,610,933         2,387,540
                                                                                    ===========      ============      ============
Supplemental schedule of non-cash investing and financing activities:
  Acquisition of businesses (note B):
     Fair value of assets acquired ...........................................      $ 3,943,829         3,091,802              --
     Liabilities assumed .....................................................          520,476           182,067              --
                                                                                    -----------      ------------      ------------
     Cash paid ...............................................................      $ 3,423,353         2,909,735              --
                                                                                    ===========      ============      ============
Supplemental disclosures of cash flow information:
  Income taxes paid ..........................................................      $ 3,542,148         2,351,618         1,599,723
  Interest paid ..............................................................      $    47,033           689,440           393,797
                                                                                    ===========      ============      ============


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        THE TRANZONIC COMPANIES


                                                                               Additional
                                                                   Common        paid-in      Retained       Treasury
Years Ended February 28/29                                         Shares        capital      earnings        Shares
---------------------------------------------------------------------------------------------------------------------

Balance at February 28, 1994 .................................   $ 992,597    5,514,568     45,316,600     (4,344,693)
Net earnings .................................................        --           --        5,285,396           --
Cash dividends, $.24 per Common Share ........................        --           --         (821,833)          --
Exercise of 22,300 Common Share options ......................        1600      112,200           --          162,975
Tax benefit associated with incentive share optons ...........        --         16,937           --             --
                                                                 ---------    ---------    -----------     ----------
Balance at February 28, 1995 .................................     994,197    5,643,705     49,780,163     (4,181,718)
Net (loss) ...................................................        --           --       (2,423,658)          --
Cash dividends, $.255 per Common Share .......................        --           --         (885,305)          --
Exercise of 29,050 Common Share options ......................       4,688      127,963           --           84,975
Tax benefit associated with incentive share optons ...........        --          9,106           --             --
                                                                 ---------    ---------    -----------     ----------
Balance at February 29, 1996 .................................     998,885    5,780,774     46,471,200     (4,096,743)
Net earnings .................................................        --           --        7,034,700           --
Cash dividends, $.27 per Common Share ........................        --           --         (932,298)          --
Exercise of 25,150 Common Share options ......................        --         24,109           --          221,561
Acquisition of 59,200 Common Shares for treasury .............        --           --             --         (822,900)
Tax benefit associated with incentive share optons ...........        --         40,258           --             --
                                                                 ---------    ---------    -----------     ----------
BALANCE AT FEBRUARY 28, 1997 .................................   $ 998,885    5,845,141     52,573,602     (4,698,082)
==============================================================   =========    =========    ===========     ==========


See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                         THE TRANZONIC COMPANIES



Years Ended February 28, 1997, February 29, 1996 and February 28,1995
--------------------------------------------------------------------------------
A NATURE OF OPERATIONS AND SUMMARY OF
  SIGNIFICANT ACCOUNTING POLICIES

   The Tranzonic Companies manufactures and distributes nationally a wide variety of products to the industrial, institutional and consumer sectors through its three operating divisions. The principal market for the Company's products is the continental United States. Tranzonic's Personal Care Division, Hospital Specialty, provides personal care and other washroom-related products. Its Industrial Textiles Division, CCP Industries, distributes industrial wiping cloths, washroom supplies, specialty chemicals, and safety and work apparel. Baxter Tube, its Industrial Packaging Division, manufactures paper tubes, cores and sleeves used in a wide variety of industrial applications.

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

(4) Intangibles

    Goodwill, the excess of cost over net assets of acquired companies, is being amortized over periods not exceeding 40 years. The Company re-evaluates goodwill and other intangibles based on fair values or undiscounted operating cash flows whenever significant events or changes occur which might impair recovery of recorded costs, and writes down recorded costs of these assets to fair value when recorded costs are higher.

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

(6) Share Option Plan

    Prior to January 1, 1996, the Company accounted for its share option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No.25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying share exceeded the exercise price. On March 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits the Company to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee share option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    Upon the exercise of Common Share options granted under the Company's incentive share option plans, the Company, at its discretion, can either distribute newly issued shares or shares from treasury. Additional paid-in capital is adjusted to reflect the balance of the option price.

(7) Net Earnings Per Common and Common

    Equivalent Share

    Net earnings per common and common equivalent share have been calculated based on the weighted-average Common Shares outstanding during the period plus the incremental shares (calculated using the treasury share method) for those outstanding share options which are considered common share equivalents. Weighted-average common and common equivalent shares used in the calculation were 3,512,703, 3,525,457, and 3,508,467 in 1997, 1996 and 1995, respectively.

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

(11) New Accounting Pronouncements

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share" and SFAS No. 129 "Disclosure of Information about Capital Structure." Both statements are effective for financial statements issued for periods ending after December 15, 1997. The Company expects that neither statement will have a material impact on the calculations, presentations or disclosures required by these statements as compared to current practices.

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

B    ACQUISITIONS SUBSEQUENT EVENT

   On March 3, 1997, subsequent to the current fiscal year end, the Company, through its Industrial Packaging Division (Baxter Tube Company and newly formed wholly-owned subsidiary Baxter Tube Company (U.K.) Ltd.) agreed to acquire substantially all the assets and assume certain liabilities of Unity Paper Tubes, a division of Wyndeham Press Group PLC for $4.8 million in cash. Located in Leyland, Lancashire, England, Unity Paper Tubes manufactures and distributes spiral-wound paper tubes and cores primarily within the United Kingdom. The acquisition will be recorded under the purchase method of accounting.

   In July 1996, and in September 1996 the Company's Industrial Textiles Division acquired for $1.4 million and $2.0 million respectively, substantially all the assets and assumed certain liabilities of several companies whose activities involved the converting and selling of non-woven and woven textile wiping cloths. These acquisitions were accounted for under the purchase method of accounting. Results of operations have been reflected in the Company's consolidated financial statements from the dates of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not significant. The excess of purchase price and related acquisition costs over the fair value of net assets acquired of $952,577 has been recorded as goodwill, which is being amortized on a straight line basis over 30 years.

   On March 1, 1995, the Company acquired substantially all the assets and assumed certain liabilities of Plezall Wipers, Inc., a Miami, Florida, distributor of woven textile wipers for $2.9 million in a cash transaction. The acquisition was accounted for under the purchase method of accounting. Results of operations have been reflected in the Company's consolidated financial statements from the date of acquisition. The excess of purchase price and related acquisition costs over the fair value of net assets acquired of $2.1 million has been recorded as goodwill which is being amortized over 30 years.

C    INVENTORIES

   The components of inventories are summarized below:

                                     1997          1996
-----------------------------------------------------------
Raw materials .................  $   9,199,517    7,182,278
Finished goods ................     10,290,648    8,156,387
                                 -------------   ----------
                                 $  19,490,165   15,338,665
                                 =============   ==========



D    PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment, net, are summarized below:

                                      1997         1996
-----------------------------------------------------------
Land, buildings and
improvements ..................  $  14,196,467   14,084,556
Machinery and equipment .......     29,508,326   27,925,060
                                 -------------   ----------
                                    43,704,793   42,009,616

Accumulated depreciation
and amortization ..............     25,229,050   22,633,408
                                 -------------   ----------
                                 $  18,475,743   19,376,208
                                 =============   ==========



E    INTANGIBLE ASSETS

   Intangible assets consist primarily of goodwill. Amortizable goodwill included therein of $6,748,662 and $4,396,697 in 1997 and 1996, respectively, is shown net of accumulated amortization of $1,588,404 and $1,399,388 in those years. In fiscal 1997, goodwill increased $952,577 resulting from certain acquisitions (note B).

F    LONG-TERM DEBT

   A description of the long-term debt follows:

                                      1997          1996
-----------------------------------------------------------
Revolving credit ..............   $    --         7,000,000
                                  ========        =========


    The Company has a $30 million revolving credit facility maturing June 30, 1999. Funds borrowed may be used for working capital and/or acquisition purposes. In lieu of a compensating balance requirement, the agreement requires an annual fee of 3/10 of 1% on the unused portion. At the Company's option, borrowings under the agreement bear interest at either the bank's prime rate or at 1/2 of 1% above an adjusted LIBOR rate, subject to certain conditions in the rate structure.

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

G    SHARE OPTIONS

    The Company has three performance share option plans in effect for key employees. Under these plans 580,000 Common Shares were reserved for issuance at a per share option price of not less than 100% of the market price on the dates these options were awarded. Additionally, 60,000 Common Shares were reserved for issuance at a per share option price from 10% to 95% of the market price on the date these options were awarded, and 95,000 Common Shares were granted as part of certain employment contracts at 100% of market price at the date of grant. Generally, share options have 10-year terms from the fiscal year within the date of the grant and vest and become fully-exercisable after a 3-year vesting period. At February 28, 1997, there were 144,150 Common Shares available for grant.

    The Company applies APB Opinion No. 25 in accounting for its incentive plans and, accordingly, no compensation cost has been recognized for its share options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its share options under SFAS No. 123, the Company's net earnings (loss) would have been the pro forma amounts indicated below:

                                            1997         1996
----------------------------------------------------------------
Net earnings (loss)
  As reported ......................    $ 7,034,700  (2,423,658)
  Pro forma ........................    $ 7,034,700  (2,458,117)

Net earnings (loss) per common share
  As reported ......................    $      2.00        (.69)
  Pro forma ........................    $      2.00        (.70)



   Pro forma net earnings (loss) reflects only options granted after March 1, 1995.

   The per share weighted-average fair value of share options granted during fiscal 1996 and 1995 was $5.19 and $4.13 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions used in both fiscal 1996 and 1995-expected dividend yield 2.0%, risk-free interest rate of 6.4%, and an expected life of 7 years.

   Details pertaining to the Company's plans are as follows:

                                1997        1996       1995
-------------------------------------------------------------
Options unexercised
  at beginning of year ....   260,335    309,285     307,200
     Weighted-average
      exercise price ...... $   13.06      12.49       12.58

Options granted
  during the year .........     --        38,250      35,950
     Weighted-average
      exercise price ...... $   --         14.75       12.04

Options exercised
  during the year .........    25,150     29,050      22,300
     Weighted-average
      exercise price ...... $    9.77       7.49       12.41

Options canceled
  during the year .........    20,850     58,150      11,565
     Weighted-average
      exercise price ...... $   14.41      13.91       13.61

Options unexercised
  at end of year ..........   214,335    260,335     309,285
     Weighted-average
      exercise price ...... $   13.32      13.06       12.49

Options exercisable
  at end of year ..........   144,485    138,350     135,200
     Weighted-average
      exercise price ...... $   13.10      12.33       10.45



   At February 28,1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $5.08 - $15.26 and 3.5 years.

H    RETIREMENT PLANS

   Late in fiscal 1996, the Company received a favorable determination by the IRS and the PBGC to terminate and make final distributions of pension benefits from its General Employee's Retirement Plan of the Personal Care Division. As of fiscal 1997 year end, all pension benefits were distributed and the Plan officially terminated.

   The Salary Savings and Profit-sharing Plan of The Tranzonic Companies is a defined contribution plan covering all employees who qualify under the Plan. The Company's contributions to The Salary Savings and Profit-sharing Plan were $401,213 in 1997, $385,311 in 1996 and $363,690 in 1995.

I    INCOME TAXES

   The provision for income taxes from continuing operations consists of the following:

                            1997         1996        1995
-----------------------------------------------------------
Current:
  Federal ............   $ 2,581,000  2,127,000   2,332,000
  State and local ....       521,000    288,000     271,000
                         -----------  ---------   ---------
                           3,102,000  2,415,000   2,603,000
Deferred:
  Federal ............       864,000   (213,000)     92,000
  State and local ....      (52,000)    (33,000)     78,000
                         ----------   ---------   ---------
                             812,000   (246,000)    170,000
                         -----------  ---------   ---------
                         $ 3,914,000  2,169,000   2,773,000
                         ===========  =========   =========



   The Company's effective tax rate from continuing operations differs from the statutory Federal income tax rate as follows:

                               1997       1996        1995
----------------------------------------------------------
Computed income taxes at
  statutory rate ...........   35.0%      35.0%       35.0%
State and local income
  taxes, net of federal
  income tax benefit .......    2.7        2.6         3.1
Tax-exempt income ..........   (1.2)      (3.5)       (0.3)
General business
  tax credit ...............   (0.9)      (1.1)       (1.0)
Lower rate benefit .........   (1.0)      (1.0)       (1.0)
Other ......................    1.1        0.9         2.2
                               ----       ----        ----
                               35.7%      32.9%       38.0%
                               ====       ====        ====




   Significant components of the Company's deferred tax assets and liabilities are as follows:

                                           1997          1996
-------------------------------------------------------------
Deferred tax assets:
  Inventory valuation .............. $    145,379     299,848
  Deferred compensation ............      492,222     480,165
  Deferred book gain ...............      713,262     772,793
  Package design costs .............      108,385     166,551
  Deferred tax losses ..............    1,723,454   2,491,925
  Other ............................      586,565     524,200
                                     ------------   ---------
  Total gross deferred tax assets...    3,769,267   4,735,482
  Less valuation allowance .........    1,510,598   1,506,995
                                     ------------   ---------
  Net deferred tax assets ..........    2,258,669   3,228,487
Deferred tax liabilities:
  Depreciation .....................    1,815,920   1,994,855
  Other ............................      386,357     365,099
                                     ------------   ---------
  Total deferred tax liabilities ...    2,202,277   2,359,954
                                     ------------   ---------
Net deferred tax assets ............ $     56,392     868,533
                                     ============   =========


   The valuation allowance for deferred tax assets represents the Federal tax effect of a net capital loss carryforward created through the divestiture of the Housewares Division. The capital loss carryforward is available to offset future net capital gains, if any, through fiscal year 2002.

J    SEGMENT DATA

    The industry segment in which the Company operates is primarily the conversion of paper and allied products. The majority of the Company's products originate from large rolls of paper or allied products purchased directly from mills where such materials are manufactured. As such, each of the Company's divisions displays similar purchasing function characteristics. Also, the end-use of many of the Company's products is similar, as the majority of sales are of disposable products used for personal hygiene and cleaning.

   The Company's foreign operations and export sales are immaterial.

K    LEASE COMMITMENTS

    The Company conducts operations at certain facilities under various non-cancellable operating leases.

    Rent expense charged to continuing operations was $1,656,872, $1,515,572 and $1,328,365 in fiscal years 1997, 1996 and 1995, respectively.

   Rental commitments at February 28, 1997 for noncancellable operating leases with initial terms greater than one year are as follows:

     1998 .................................    $  1,654,937
     1999 .................................       1,603,509
     2000 .................................       1,562,051
     2001 .................................       1,526,615
     2002 .................................       1,452,336
     after 2002 ...........................       4,818,138
                                               ------------
                                               $ 12,617,586
                                               ============


L    COMMON SHARE CONVERSION

   At the annual meeting of shareholders held on August 2, 1996, shareholders approved the proposal to convert all of the Company's Class B Common Shares to Class A Common Shares and to rename the Class A Common Shares as Common Shares. The conversion became effective August 7, 1996. All share and per share amounts reflected in the financial statements have been combined and/or recalculated as if the shares had been converted for the periods reported.

M    QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          1st Quarter    2nd Quarter  3rd Quarter   4th Quarter
1997
Sales .................................................   $ 34,715,109    35,446,653   35,023,605    34,479,046
Cost of goods sold ....................................     23,400,738    23,021,601   22,475,424    22,342,766
Earnings from continuing operations before income taxes      2,376,578     3,095,445    2,959,076     2,517,601
Income taxes ..........................................        842,000     1,083,000    1,093,000       896,000
Earnings from continuing operations ...................      1,534,578     2,012,445    1,866,076     1,621,601
Earnings from discontinued operations,
  net of income taxes .................................           --            --           --            --
Net earnings ..........................................      1,534,578     2,012,445    1,866,076     1,621,601
Per Common share amounts:
  From continuing operations ..........................            .44           .57          .53           .46
  From discontinued operations ........................           --            --           --            --
Net earnings ..........................................            .44           .57          .53           .46
  Cash dividends paid .................................           .065          .065          .07           .07
1996
Sales .................................................   $ 34,427,872    35,406,029   34,558,178    32,823,442
Cost of goods sold ....................................     23,132,588    24,251,306   23,781,598    23,006,179
Earnings from continuing operations before income taxes      1,566,002     1,419,458    1,267,185     2,332,665
Income taxes ..........................................        521,571       463,855      453,074       730,500
Earnings from continuing operations ...................      1,044,431       955,603      814,111     1,602,165
Discontinued operations:
  Earnings from discontinued operations,
  net of income taxes .................................         (3,658)      225,492       99,751        88,447
  Loss on disposal of Housewares Division,
  net of income tax benefit ...........................           --            --           --      (7,250,000)
Earnings (loss) from discontinued operations ..........         (3,658)      225,492       99,751    (7,161,553)
Net earnings (loss) ...................................      1,040,773     1,181,095      913,862    (5,559,388)
Per Common share amounts:
  From continuing operations ..........................            .30           .27          .23           .45
  From discontinued operations ........................           --             .06          .03         (2.04)
  Net earnings (loss) .................................            .30           .33          .26         (1.58)
  Cash dividends paid .................................            .06          .065         .065          .065

N    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

   In the prior fiscal year fourth quarter the Company realized a gain of $931,800 from the sale of its Personal Care Division's douche and enema product lines. In addition, the Company realized a gain of $604,500 from the sale of stock received when the Company's health and welfare benefits plan administrator converted from a mutual company to a stock company. Both of these transactions are included in selling, general and administrative expense.

O    DISCONTINUED OPERATIONS

   On February 29, 1996, the Company signed a definitive agreement to sell for cash substantially all operating net assets of its Housewares Division. Accordingly, its operations are segregated in the accompanying consolidated financial statements. The Company closed the sale on March 29, 1996. A reserve for loss on discontinued operations was established for expected transaction costs, estimated adjustment to purchase price based on final audited numbers, and estimated contingencies. Sales from discontinued operations were $1,925,054, $24,110,273 and $21,957,298 for the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

   The components of net assets of discontinued operations included in the accompanying consolidated balance sheet as of February 29, 1996 is as follows:

                                                  1996
---------------------------------------------------------
Current assets:
  Receivables, net ........................   $ 4,793,777
  Inventories .............................     5,815,190
  Prepaid expenses and other current assets       458,789
                                              -----------
      Total current assets ................    11,067,756
Current liabilities:
  Trade accounts payable ..................       671,490
  Accrued compensation ....................       235,909
  Other payables and accrued expenses .....       146,955
                                              -----------
      Total current liabilities ...........     1,054,354
                                              -----------
        Total .............................    10,013,402
Noncurrent assets:
  Property, plant and equipment ...........       314,276
  Other noncurrent assets .................       113,691
  Intangibles .............................        29,661
                                              -----------
      Total noncurrent assets .............       457,628
                                              -----------
        Net assets ........................    10,471,030
  Reserve for loss on disposal of
   discontinued operations ................     1,196,786
                                              -----------
      Net assets of discontinued operations   $ 9,274,244
                                              ===========

   The reserve for loss on disposal of discontinued operations consisted of brokerage fees which were paid subsequent to year end and purchase price accruals involving contingent inventory and accounts receivable adjustments. Actual results recorded during the current fiscal year approximated our fiscal 1996 estimate.

P    CONTINGENCIES

   The Company is plantiff in certain litigation involving contractual disputes with former employees. Counter claims have been filed by the former employees in these actions. The Company believes that these counter claims are without merit and intends to defend itself vigorously. The Company believes that the outcome of these proceedings will not have a material adverse affect on the financial condition of the Company.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Tranzonic Companies:

We have audited the accompanying consolidated balance sheets of The Tranzonic Companies and subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended February 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Tranzonic Companies and subsidiaries as of February 28, 1997 and February 29, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended February 28, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
Cleveland, Ohio
March 31, 1997

SHAREHOLDER INFORMATION

At the annual meeting of shareholders held on August 2, 1996, shareholders approved the proposal to convert the Class B Common Shares to Class A Common Shares and to rename the Class A Common Shares as Common Shares. The conversion became effective August 7, 1996. The following table of Share Price Range and Dividend Payments reflect activity for the current and prior fiscal year as they occurred in each class.

SHARE PRICE RANGE

  THE TRANZONIC COMPANIES
Traded on the American Stock Exchange
Years Ended February 28/29

                        1997                   1997  1996                        1997  1996
                    -------------            --------------                     ---------------
                       Common                Class A Common                     Class B Common
                    Symbol -- TNZ            Symbol -- TNZA                     Symbol -- TNZB
------------------------------------------------------------------------------------------------------
1st Quarter                          12 1/4 10 1/8    16 1/8 13 3/4     12 3/8  9 3/4    15 1/8 13 1/2
2nd Quarter          13 5/8 12       13     10 7/8    15 3/8 13 1/2     13 1/4 10 3/4    15 3/8 13 1/2
3rd Quarter          18 1/2 13 3/8                    15 3/8 13 1/2                      14 3/4 13
4th Quarter          19 1/8 15                        14 3/4 11 1/4                      14 1/2 11 5/8

As of April 25, 1997, there were 666 Common shareholders of record.

DIVIDEND PAYMENTS

  THE TRANZONIC COMPANIES

Years Ended February 28/29

                          1997                  1997  1996                      1997  1996
                       ----------         --------------------             ---------------------
                         Common               Class A Common                  Class B Common

1st Quarter                                5.0(cents)   4.5(cents)              9.0(cents)  8.5(cents)
2nd Quarter                                5.0(cents)   5.0(cents)              9.0(cents)  9.0(cents)
3rd Quarter             7.0(cents)                      5.0(cents)                          9.0(cents)
4th Quarter             7.0(cents)                      5.0(cents)                          9.0(cents)
                       ----------         ----------  -----------             -----------  -----------
                       14.0(cents)        10.0(cents)  19.5(cents)             18.0(cents) 35.5(cents)
                       ==========         ==========  ===========             ===========  ==========


TRANSFER AGENT AND REGISTRAR
Harris Trust & Savings Bank
Shareholder Services
311 West Monroe Street - 11th Floor
Chicago, Illinois 60606

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

ROBERT D. WEITZNER
   Vice President-Information Technology

RICHARD J. PENNZA
   Chief Accounting Officer

JAMES H. BERICK
   Secretary

WILLIAM E. HEMANN
   Executive Vice President-Personal Care Division

TODD M. CARLSON
   Vice President Marketing-Personal Care Division

HAROLD M. CARTON
   Vice President Industrial Sales-Personal Care Division

CHRISTOPHER T. CIRA
   Vice President Finance and Operations-Industrial Textiles Division

ERNEST L. CLARKE
   Vice President Medical Division-Personal Care Division

ROBERT DAILY III
   Vice President Marketing-Industrial Textiles Division

PAUL D. MARION, JR.
   Vice President National Accounts-Personal Care Division

BRIAN MARKOWITZ
   Vice President-Industrial Textiles Division

STEPHEN MARKS
   Vice President-Industrial Textiles Division

KATHLEEN A. METZGER
   Vice President Administration-Personal Care Division

BETH SMYLIE RICHMAN
   Vice President Retail Division-Personal Care Division

STEPHEN A. SCHULTZ
   Vice President Industrial Sales-Personal Care Division

NORMAN D. SULL
   Vice President Purchasing-Industrial Textiles Division

DAVID J. WILLIAMS
   Vice President Sales-Industrial Textiles Division

HELEN MALHOTRA
   Assistant Vice President Information Systems-Industrial Textiles Division




                             [INSIDE BACK COVER]

                           THE TRANZONIC COMPANIES

                             30195 Chagrin Blvd.

                           Pepper Pike, Ohio 44124




                                 [RECYLCE LOGO]
                          Printed on Recycled Paper





                             [OUTSIDE BACK COVER]